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                 SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.

                               FORM S-1

                  PRE-EFFECTIVE AMENDMENT NUMBER 2 to

                  REGISTRATION STATEMENT NO. 333-9611

                  IDS PREFERRED INVESTORS CERTIFICATE

                                 UNDER

                      THE SECURITIES ACT OF 1933


                        IDS CERTIFICATE COMPANY
          (Exact name of registrant as specified in charter)

                             DELAWARE
    (State or other jurisdiction of incorporation or organization)

                               6725
       (Primary Standard Industrial Classification Code Number)

                            41-6009975
                 (I.R.S. Employer Identification No.)

     IDS Tower 10, Minneapolis, MN 55440-0010, (612) 671-3131
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bruce A. Kohn, IDS Tower 10, Minneapolis, MN 55440-0010
                                        (612) 671-2221
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

The Registrant has registered an indefinite number or amount of securities under the Securities Act of 1933 pursuant to Section
24f-2 of the Investment Company Act of 1940.

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IDS Preferred Investors Certificate
Prospectus - September 30, 1996

Combines a competitive fixed rate of return with principal guaranteed by IDS Certificate Company.

IDS Preferred Investors Certificates are issued by IDS Certificate Company (IDSC). You may purchase this certificate by selecting a term of 1, 2, 3, 6, 12, 24, or 36 months and an initial investment of at least $250,000 but not more than $5 million (unless you receive prior authorization to invest more). Your principal and interest are guaranteed by IDSC. IDSC guarantees a fixed rate of interest depending upon the term you select. You may invest in successive terms up to a total of 20 years from the issue date of the certificate. Your interest rate will be determined as described in "About the certificate."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This certificate is backed by IDSC's investments on deposit rather than guaranteed or insured by the government or someone else. See "Invested and guaranteed by IDSC" and "Regulated by government" under "How your money is used and protected."

This prospectus describes terms and conditions of your IDS Preferred Investors Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the IDS Preferred Investors Certificate as described in the prospectus, or to bind IDSC by any statement not in it.

IDS Certificate Company
IDS Tower 10
Minneapolis, MN  55440-0010
1-800-437-3133 (toll free) or
(612) 671-3800 (Minneapolis/St. Paul area)

TTY numbers:
1-800-846-4293 (toll free) or
(612) 671-1630 (Minneapolis/St. Paul area)

An American Express company

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Where to get information about IDSC

IDSC is subject to the reporting requirements of the Securities Exchange Act of 1934. Reports and other information on IDSC are filed with the Securities and Exchange Commission (SEC). Copies can be obtained from the Public Reference Section of the SEC, 450 5th St., N.W., Washington, D.C. 20549, at prescribed rates. Or you can inspect and copy information in person at the SEC's Public Reference Section and at the following regional offices.

Northeast Regional Office
7 World Trade Center, Suite 1300
New York, NY  10048

Midwest Regional Office
Northwestern Atrium Center
500 West Madison Street
Suite 1400
Chicago, IL  60611

Pacific Regional Office
5670 Wilshire Boulevard, 11th Floor
Los Angeles, CA  90036

Initial interest rates

IDSC guarantees a fixed rate of interest for each term. For the initial term, the rate will be within a specified range of certain average interest rates, generally referred to as the London
Interbank Offered Rates (LIBOR), as explained under "About the certificate."

Here are the interest rates in effect on the date of this prospectus, September 30, 1996:

                    Simple           Effective
                    interest         annualized
Term                rate*            yield**
 1-month            5.500            5.641
 2-month            5.487            5.627
 3-month            5.599            5.745
 6-month            5.804            5.961
12-month            5.960            6.125
24-month            6.125            6.300
36-month            6.125            6.300

*These are the rates for investments of $1 million. Rates may depend on the factors described in "Rates for new purchases" and "Promotions and pricing flexibility" under "About the certificate."

**Assuming monthly compounding for 12 months and a $1 million purchase.

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These rates may or may not be in effect when you apply to purchase your certificate. Rates for future terms are set at the discretion of IDSC and may also differ from the rates shown here.

We reserve the right to issue other securities with different terms.

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Contents
Table of contents

About the certificate
Investment amounts and terms                                                         p
Face amount and principal                                                            p
Value at maturity                                                                    p
Receiving cash during the term                                                       p
Interest                                                                             p
Rates for new purchases                                                              p
Promotions and pricing flexibility                                                   p
Additional investments                                                               p

How to invest and withdraw funds
Buying your certificate                                                              p
Full and partial withdrawals                                                         p
When your certificate term ends                                                      p
Transfers to other accounts                                                          p
Two ways to request a withdrawal or transfer
Three ways to receive payment when you withdraw funds                                p
Retirement plans: special policies                                                   p
Withdrawal at death                                                                  p
Transfer of ownership                                                                p
For more information                                                                 p

Taxes on your earnings
Retirement accounts                                                                  p
Gifts to minors                                                                      p
Foreign investors                                                                    p

How your money is used and protected
Invested and guaranteed by IDSC                                                      p
Regulated by government                                                              p
Backed by our investments                                                            p
Investment policies                                                                  p
Certain investment considerations                                                    p

How your money is managed
Relationship between IDSC and American
   Express Financial Corporation                                                     p
Capital structure and certificates issued                                            p
Investment management and services                                                   p
Distribution                                                                         p
Employment of other American Express affiliates                                      p
Directors and officers                                                               p
Auditors                                                                             p

Appendix
Description of corporate bond ratings                                                p

Financial information
Summary of selected financial information                                            p
Management's discussion and analysis of
  financial condition and results of operations                                      p
Report of independent auditors                                                       p

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Financial statements                                                                 p
For six months ended June 30, 1996

Condensed notes to condensed financial statements                                    p

Notes to financial statements                                                        p

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About the certificate

Investment amounts and terms

You may purchase the IDS Preferred Investors Certificate with a single payment of at least $250,000 payable in U.S. currency. As its name suggests, this certificate is designed to offer attractive interest rates to investors with a large amount to invest. Unless you receive prior authorization, your total amount paid in over the life of the certificate, less withdrawals, cannot exceed $5 million.

After determining the amount you wish to invest, you select a term of 1, 2, 3, 6, 12, 24, or 36 months for which IDSC will guarantee an interest rate. Generally, you will be able to select any of the terms offered. But if your certificate is nearing its 20-year maturity, you will not be allowed to select a term that would carry the certificate past its maturity date.

The certificate may be used as an investment for your Individual
Retirement Account (IRA), 401(k) plan account or other qualified retirement plan account. If so used, the amount of your contribution (investment) will be subject to any limitations of the plan and applicable federal law.

Face amount and principal

The face amount of the certificate is the amount of your initial investment, and will remain the same over the life of the certificate. Any investment or withdrawal within 15 days of the end of a term will be added on or deducted to determine principal for the new term. The principal is the amount that is reinvested at the beginning of each subsequent term, and is calculated as follows:

Principal equals            Face amount (initial investment)
plus                    At the end of a term, interest credited
                            to your account during the term
minus                       Any interest paid to you in cash
plus                        Any additional investments to your
                            certificate
minus                       Any withdrawals, fees and applicable
                            penalties.

Principal may change during a term as described in "Full and partial withdrawals."

For example: Assume your initial investment (face amount) of $500,000 has earned $7,500 of interest during the term. You have not taken any interest as cash, or made any withdrawals. You have invested an additional $250,000 at the beginning of the next term. Your principal for the next term will equal:

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                     $500,000.00  Face amount (initial investment)
              plus     $7,500.00  Interest credited to your account
              minus     ($0.00) Interest paid to you in cash
              plus $250,000.00  Additional investment to your
                            certificate made in the current term's
                                      grace period
              minus     ($0.00) Withdrawals and applicable penalties
                                  or fees
                     $757,500.00  Principal at the beginning of the next
                                      term.

Value at maturity

You may continue to invest for successive terms for up to a total of 20 years. Your certificate matures at 20 years from its issue date. At maturity, the value of your certificate will be the total of your purchase price, plus additional investments and any credited interest not paid to you in cash, less any withdrawals and penalties. Some fees may apply as described in "How to invest and withdraw funds."

Receiving cash during the term

If you need your money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in "How to invest and withdraw funds."

Interest

Your investments earn interest from the date they are credited to your account. Interest is compounded and credited at the end of each certificate month (on the monthly anniversary of the issue date).

IDSC declares and guarantees a fixed rate of interest for each term during the life of your certificate. We calculate the amount of interest you earn each certificate month by:

o applying the interest rate then in effect to your balance each day,

o      adding these daily amounts to get a monthly total, and

o subtracting interest accrued on any amount you withdraw during the certificate month.

Interest is calculated on a 30-day month and 360-day year basis.

Rates for new purchases

When your application is accepted and we have received your initial investment, we will send you a confirmation of your purchase showing the rate that your investment will earn. IDSC guarantees that the rate in effect for your initial term will be within a 100 PAGE 9 basis point (1%) range tied to certain average interest rates for comparable length dollar deposits available on an interbank basis in the London market, and generally referred to as the London
Interbank Offered Rates (LIBOR). For investments of $1 million or more, initial rates for specific terms are determined as follows:

1 month Within a range of 50 basis points below to 50 basis points above the 1-month LIBOR rate.

2 months Within a range of 50 basis points below to 50 basis points above the 1-month LIBOR rate. (A 2-month LIBOR rate is not published.)

3 months Within a range of 50 basis points below to 50 basis points above the 3-month LIBOR rate.

6 months Within a range of 50 basis points below to 50 basis points above the 6-month LIBOR rate.

12 months     Within a range of 50 basis points below to 50 basis
              points above the 12-month LIBOR rate.

24 months     Within a range of 50 basis points below to 50 basis
              points above the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months     Within a range of 50 basis points below to 50 basis
              points above the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

For investments from $500,000 to $999,999, initial rates for specific terms are determined as follows:

1 month Within a range of 100 basis points below to 0 basis points above the 1-month LIBOR rate.

2 months Within a range of 100 basis points below to 0 basis points above the 1-month LIBOR rate. (A 2-month LIBOR rate is not published.)

3 months Within a range of 100 basis points below to 0 basis points above the 3-month LIBOR rate.

6 months Within a range of 100 basis points below to 0 basis points above the 6-month LIBOR rate.

12 months     Within a range of 100 basis points below to 0 basis
              points above the 12-month LIBOR rate.

24 months     Within a range of 100 basis points below to 0 basis
              points above the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months     Within a range of 100 basis points below to 0 basis
              points above the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)
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For investments of $250,000 to $499,999, initial rates for specific terms are determined as follows:

1 month Within a range of 150 basis points below to 50 basis points below the 1-month LIBOR rate.

2 months Within a range of 150 basis points below to 50 basis points below the 1-month LIBOR rate. (A 2-month LIBOR rate is not published.)

3 months Within a range of 150 basis points below to 50 basis points below the 3-month LIBOR rate.

6 months Within a range of 150 basis points below to 50 basis points below the 6-month LIBOR rate.

12 months     Within a range of 150 basis points below to 50 basis
              points below the 12-month LIBOR rate.

24 months     Within a range of 150 basis points below to 50 basis
              points below the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months  Within a range of 150 basis points below to 50 basis points below the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

Although the minimum investment is $250,000, in the event that your investment is less than the minimum, the range of initial rates for any given term will be 100 basis points less than the corresponding range of rates for an investment of $250,000.

For example, if the LIBOR rate published on the date rates are determined with respect to a 6-month certificate is 6.50%, the rate declared on a 6-month IDS Preferred Investors Certificate between $500,000 and $999,999 would be between 5.50% and 6.50%. If the
LIBOR rate published for a given date with respect to 12-month deposits is 7.00%, IDSC's rates in effect for that date for the 24- and 36-month IDS Preferred Investors Certificates between $500,000 and $999,999 would be between 6.00% and 7.00%. When your application is accepted, you will be sent a confirmation showing the rate that your investment will earn for the first term.

LIBOR is the interbank-offered rates for dollar deposits at which major commercial banks will lend for specific terms in the London market. Generally, LIBOR rates quoted by major London banks will be the same. However, market conditions, including movements in the U.S. prime rate and the internal funding position of each bank, may result in minor differences in the rates offered by different banks. LIBOR is a generally accepted and widely quoted interest-rate benchmark. The average LIBOR rate used by IDSC is published in The Wall Street Journal.

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Rates for new purchases are reviewed and may change daily. The rate that is in effect for your chosen term will be the higher of:

       o the rate in effect for your chosen term on the date your application is accepted at IDSC's corporate office or,

       o the rate in effect for your chosen term on the business day preceding the date your application is accepted at IDSC's corporate office.

The interest rates printed in the front of this prospectus may or may not be in effect on the date your application to invest is accepted. Rates for new purchases may vary depending on the amount you invest, but will always be within the 100 basis point range described above.

Interest rates for the term you have selected will not change once the term has begun, unless a withdrawal reduces your account value to a point where we pay a lower interest rate, as described in "Full and partial withdrawals" under "How to invest and withdraw funds."

Promotions and pricing flexibility

From time to time, IDSC may sponsor or participate in promotions involving one or more of the certificates and their respective terms. For example, we may offer different rates to new clients, to existing clients, or to individuals who have purchased other products or used other services of American Express Financial Corporation (AEFC) or its subsidiaries or affiliates.

We also may offer different rates based on your amount invested, geographic location and whether the certificate is purchased for an IRA or a qualified retirement account.

These promotions will generally be for a specified period of time. If we offer a promotion, the rates for new purchases will be within the range of rates described under "Rates for new purchases."

Rates for future terms: Interest on your certificate for future terms may be greater or less than the rates you receive during your first term. In setting future interest rates, a primary consideration will be the prevailing investment climate, including the LIBOR rates. Nevertheless, we have complete discretion as to what interest rate shall be declared beyond the initial term. If LIBOR is no longer publicly available or feasible to use, IDSC may use another, similar index as a guide for setting rates.

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Additional investments

You may make investments within 15 calendar days after the end of a term (the "grace period"). About one week before the end of the term you have selected for your certificate, we will send you a notice indicating your term end date. Otherwise, to find out your term end date and/or the current interest rate, contact the Client Service Organization at the telephone number listed on the back cover. The interest rate for your next term can be obtained by calling this number after 12:00 noon Central time on the business day preceding your renewal date. Your confirmation will show the applicable rate. However, unless you receive prior approval from IDSC your investment may not bring the aggregate net investment of any one or more certificates held by you (excluding any interest added during the life of the certificate and less withdrawals) over $5 million.

How to invest and withdraw funds

Buying your certificate

Your American Express financial advisor will help you fill out and submit an application to open an account with us and purchase a certificate. We will process the application at our corporate offices in Minneapolis. When your application is accepted and we have received your initial investment, we will send you a confirmation of your purchase, indicating your account number and applicable rate of interest for your first term, as described under "Rates for new purchases." See "Purchase policies" below.

Important: When opening an account, you must provide IDSC with your correct Taxpayer Identification Number (Social Security or
Employer Identification Number).  See "Taxes on your earnings."

Purchase policies

o Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day.

o You have 15 days from the date of purchase to cancel your investment without penalty by writing the Client Service Organization at the address on the back of this prospectus. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.

o IDSC has complete discretion to determine whether to accept an application and sell a certificate.

A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See "Retirement plans: special policies."

Two ways to make investments

1
By mail

Send your check along with your name and account number to:

Regular mail:
American Express Financial Advisors Inc.
Client Service Organization
IDS Tower 10
Minneapolis, MN  55440-0010

Express mail:
American Express Financial Advisors Inc.
Client Service Organization
733 Marquette Ave.
Minneapolis, MN  55440-0010

2
By wire

For investment into an established account, you may wire money to:

     Norwest Bank Minneapolis
     Routing No. 091000019
     Minneapolis, MN
     Attn:  Domestic Wire Dept.

Give these instructions:

     Credit IDS Account #00-30-015 for personal account # (your account number) for (your name).

If this information is not included, the order may be rejected and all money received, less any costs IDSC incurs, will be returned promptly.

o Wire orders can be accepted only on days when your bank, AEFC, IDSC and Norwest Bank Minneapolis are open for business.

o Wire purchases are completed when wired payment is received and we accept the purchase.

o      Bank wire purchases are not sent until the next business day.

o Wire investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m.
       Central time to be credited that day. Otherwise your purchase will be processed the next business day.

o IDSC, AEFC and its other subsidiaries are not responsible for any delays that occur in wiring funds, including delays in processing by the bank.

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o      You must pay any fee the bank charges for wiring.

Full and partial withdrawals

You may withdraw your certificate for its full value or make a partial withdrawal of $100 or more at any time. However:

o If your withdrawal request is received in the Minneapolis headquarters on a business day before 3 p.m. Central time, it will be processed that day and payment will be sent the next business day. Otherwise, your request will be processed one business day later.

o Full and partial withdrawals of principal are subject to penalties, described below.

o Interest payments in cash may be sent to you at the end of each certificate month, quarter, or on a semiannual or annual basis.

o If a withdrawal reduces your account value to a point where we pay a lower interest rate, you will earn the lower rate from the date of the withdrawal.

o Partial withdrawals during a term must be at least $100. You may not make a partial withdrawal if it would reduce your certificate balance to less than $250,000. If you request such a withdrawal, we will contact you for revised instructions.

o Scheduled partial withdrawals may be made monthly, quarterly, semiannually, annually and at term end.

o Withdrawals before the end of the certificate month will result in loss of accrued interest on the amount withdrawn. You'll get the best result by timing a withdrawal at the end of the certificate month.

Penalties for early withdrawal during a term: When you request a full or partial withdrawal, we pay the amount you request:

o  first from interest credited during the current term
o  then from the principal of your certificate.

Any withdrawals (other than of interest credited) during a term are deducted from the principal and are used in determining any withdrawal charges.

Withdrawal penalties: For withdrawals during the term of more than the interest credited that term, a 2% withdrawal penalty will be deducted from the account's remaining balance.

For example, assume you invest $1 million in a certificate and select a two-year term. Four months later assume you have earned
$27,000 in interest. The following demonstrates how the withdrawal charge is deducted:

When you withdraw a specific amount of money in excess of the interest credited, we would have to withdraw somewhat more from your account to cover the withdrawal charge. For instance, suppose you request a $100,000 check on a $1 million investment. The first $27,000 paid to you is interest earned that term, and the remaining $73,000 paid to you is principal. We would send you a check for $100,000 and deduct a withdrawal charge of $1,460 (2% of $73,000) from the remaining balance of your certificate. Your new balance would be $925,540.

Total investments                                              $1,000,000.00
Interest credited                                                 $27,000.00
Total balance                                                  $1,027,000.00

Requested check                                                  $100,000.00
Credited interest withdrawn                                      ($27,000.00)

Withdrawal charge percent                                              2%
Actual withdrawal charge                                           $1,460.00

Balance prior to withdrawal                                    $1,027,000.00
Requested withdrawal check                                      ($100,000.00)
Withdrawal charge                                                 ($1,460.00)
Total balance after withdrawal                                   $925,540.00

Additionally, if you make a withdrawal during a certificate month, you will lose the entire amount of accrued but uncredited interest for the month on the amount withdrawn. Reducing your amount below $1 million would also cause it to earn interest at a lower rate.

For more information on withdrawal charges, talk with your American Express financial advisor or call the Client Service Organization at the number on the back cover.

When your certificate term ends

About one week before the end of the term you have selected for your certificate, we will send you a notice indicating your term end date. Otherwise to find out your term end date and/or the current interest rates, contact the Client Service Organzation at the telephone number listed on the back cover. The interest rate for your next term can be obtained by calling this number after 12:00 noon Central time on the business day preceding your renewal date. When your certificate term ends we will automatically renew your certificate for the same term unless you notify us otherwise.

If you wish to select a different term, you must notify us in writing before the end of the grace period. You will not be allowed to select a term that would carry the certificate past its maturity date.

The interest rates that will apply to your new term will be those in effect on the day the new term begins. We will send you a confirmation showing the rate of interest that will apply to the new term you have selected. This rate of interest will not be changed during that term.

If you want to withdraw your certificate without a withdrawal charge, you must notify us within 15 calendar days following the end of a term.

You may also add to your investment within the 15 calendar days following the end of your term. See "Additional investments" under "About the certificate."

Other full and partial withdrawal policies:

o If you request a partial or full withdrawal of a certificate recently purchased or added to by a check or money order that is not guaranteed, we will wait for your check to clear. Please expect a minimum of 10 days from the date of your payment before IDSC mails a check to you. A check may be mailed earlier if your bank provides evidence that your check has cleared.

o If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.

o Any payments to you may be delayed under applicable rules, regulations or orders of the SEC.

Transfers to other accounts

You may transfer part or all of your certificate for any other IDSC certificate or into another existing American Express Financial
Advisors Inc. account that has the same registered ownership
(subject to any terms and conditions that may apply).

Two ways to request a withdrawal or transfer

1
By phone

o Call the Client Service Organization at the telephone numbers listed on the back cover between 8 a.m. and 6 p.m. your local time.

o      Maximum phone request:  $50,000

o      Transfers into an American Express Financial Advisors Inc.
       account with the same ownership.

o A telephone withdrawal request will not be allowed within 30 days of a phoned-in address change.

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o We will honor any telephone request believed to be authentic and will use reasonable procedures to confirm that it is. This includes asking identifying questions and tape recording telephone calls. If reasonable procedures are not followed, IDSC or AEFC will be liable for any loss resulting from fraudulent requests.

You may request that telephone withdrawals not be authorized from your account by writing the Client Service Organization.

2
By mail

Send your name, account number and request for a withdrawal or transfer to:

Regular mail:
American Express Financial Advisors Inc.
Client Service Organization
IDS Tower 10
Minneapolis MN  55440-0010

Express mail:
American Express Financial Advisors Inc.
Client Service Organization
733 Marquette Avenue
Minneapolis MN  55440-0010

Written requests are required for:

o      Transactions over $50,000.

o Pension plans and custodial accounts where the minor has reached the age at which custodianship should terminate.

o Transfers to another American Express Financial Advisors Inc. account with different ownership (all current registered owners must sign the request).

Three ways to receive payment when you withdraw funds

1
By regular or express mail

o Mailed to address on record; please allow seven days for mailing

o      Payable to name(s) you requested

o For express mail, you will pay a charge that will vary depending on the courier you select. We will deduct the courier charge from your remaining certificate balance provided that balance would not be less than $100,000. If the balance would be less than $100,000, the charge is deducted from the proceeds of the withdrawal.

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2
By wire

o      Minimum wire withdrawal: $1,000

o      Request that money be wired to your bank

o      Bank account must be in same ownership as IDSC account

o Pre-authorization required. Complete the bank wire authorization section in the application or use a form supplied by your American Express financial advisor. All registered owners must sign.

o A service fee, if any, may be deducted from your balance (for partial withdrawals) or from the proceeds of a full withdrawal.

3
By electronic transfer

o Available only for pre-authorized scheduled partial withdrawals and other full or partial withdrawals

o      No charge

o      Deposited electronically in your bank account

o      Allow two to five business days from request to deposit.

Retirement plans:  special policies

o If the certificate is purchased for a 401(k) plan or other qualified retirement plan account, the terms and conditions of the certificate apply to the plan as the owner of this certificate. However, the terms of the plan, as interpreted by the plan trustee or administrator, will determine how a participant's individual account under the plan is administered. These terms may differ from the terms of the certificate.

o If your certificate is held in a Custodial Retirement Plan (or Keogh plan), special rules may apply at maturity. If no other investment instructions are provided directing how to handle your certificate at maturity, the full value of the certificate will automatically transfer to a new or existing cash management account according to the rules outlined in the Custodial Retirement Plan document.

o The annual custodial fee for IRA or non-401(k) qualified retirement plans may be deducted from your certificate account. It may reduce the amount payable at maturity or the amount received upon an early withdrawal.

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o Retirement plan withdrawals may be subject to withdrawal penalties or loss of interest even if they are not subject to federal tax penalties.

o If you withdraw all funds from your last account in an IRA plan at American Express Trust Company, a $25 termination fee will apply.

o The IRA termination fee will be waived if a withdrawal occurs after you have reached age 59 1/2 or upon the owner's death.

Withdrawal at death

If a certificate is surrendered upon the client's death, any applicable surrender charge will be waived. In addition, if an IRA termination fee is applicable, it will also be waived.

Transfer of ownership

While the certificate is not negotiable, IDSC will transfer ownership upon written notification to our Client Service Organization. However, if you have purchased your certificate for an IRA, 401(k) plan or other qualified retirement plan, you may be unable to transfer or assign the certificate without losing the account's favorable tax status. Please consult your tax advisor.

For more information

For information on purchases, withdrawals, exchanges, transfers of ownership, proper instructions and other service questions regarding your certificate, please consult your financial advisor or call the Client Service Organization at the number listed on the back cover.

Taxes on your earnings

Interest on your certificate is taxable when credited to your account. Each calendar year we provide the certificate account owner and the IRS with reports of all earnings over $10 (Form
1099). Withdrawals are reported to the certificate account owner and the IRS on Form 1099-B, Proceeds from Broker Transactions.

Retirement accounts

If you are using the certificate as an investment for an IRA, 401(k) plan account or other qualified retirement plan account, income tax rules for your IRA or qualified plan apply. Generally, you will pay no income taxes on your investment's earnings--and, in many cases, on part or all of the investment itself--until you begin to make withdrawals.

IDSC will withhold federal income taxes of 10% on IRA withdrawals unless you tell us not to. IDSC is required to withhold federal income taxes of 20% on most other qualified plan distributions, unless the distribution is directly rolled over to another qualified plan or IRA.
PAGE 20
Withdrawals from retirement accounts are generally subject to a penalty tax of 10% by the IRS if you make them before age 59-1/2, unless you are disabled or if they are made by your beneficiary in the event of your death. (Other exceptions may apply.) Also, withdrawals of principal during a certificate month may be subject to the certificate's provision for loss of interest.

Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.

Gifts to minors

The certificate may be given to a minor under either the Uniform Gifts or Uniform Transfers to Minors Act (UGMA/UTMA), whichever applies in your state. UGMAs/UTMAs are irrevocable. Generally, under federal tax laws, income over $1,200 on property owned by children under age 14 will be taxed at the parents' marginal tax rate, while income on property owned by children 14 or older will be taxed at the child's rate.

Your Taxpayer Identification Number (TIN) and backup withholding:
As with any financial account you open, you must list your current and correct Taxpayer Identification Number (TIN)--either your Social Security or Employer Identification Number. The TIN must be certified under penalties of perjury on your application when you open an account with IDSC.

If you don't provide the TIN to IDSC, or the TIN you report is incorrect, you could be subject to backup withholding of 31% of your interest earnings. You could also be subject to further penalties, such as:

o      a $50 penalty for each failure to supply your correct TIN

o a civil penalty of $500 if you make a false statement that results in no backup withholding

o      criminal penalties for falsifying information.

You could also be subject to backup withholding because you failed to report interest on your tax return as required.

To help you determine the correct TIN to use on various types of accounts, please use this chart:

How to determine the correct TIN:

                                 Use the Social Security or
For this type of account         Employer Identification Number of

Individual or joint              The individual or individuals
                                 listed on the account

Custodian account of a minor     The minor
(Uniform Gifts/Transfers to
Minors Act)

A living trust                   The grantor-trustee (the person
                                 who puts the money into the trust)

An irrevocable trust,            The legal entity (not the personal
pension trust or estate          representative or trustee, unless
                                 no legal entity is designated in
                                 the account title)

Sole proprietorship              The owner

Partnership                      The partnership

Corporate                        The corporation

Association, club or             The organization
tax-exempt organization

For details on TIN requirements, ask your financial advisor or local American Express Financial Advisors Inc. office for Federal
Form W-9, Request for Taxpayer Identification Number and
Certification.

Foreign investors

If you are not a citizen or resident of the United States, you must supply IDSC with Form W-8, Certificate of Foreign Status when you purchase your certificate, and you must resupply it every three years. You must also supply a current mailing address and an address of foreign residency, if different. IDSC will not accept purchases of certificates by nonresident aliens without an appropriately certified Form W-8 (or approved substitute). Also, if you do not supply Form W-8 you will be subject to backup withholding on interest payments and withdrawals.

IDSC believes, without giving assurance, that interest on the certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien. Even though your interest income would then not be taxed by the U.S. government, it will be reported at year end to you and to the U.S. government on a Form 1042S, Foreign Person's U.S. Source Income Subject to Withholding. The United States participates in various tax treaties with foreign countries, which provide for sharing of tax information.

Estate tax: If you are a nonresident alien and you die while owning a certificate, then, depending on the circumstances IDSC, at a minimum, will need a statement from persons IDSC believes are knowledgeable about your estate. The statement must be in a form satisfactory to IDSC and must tell us that, on your date of death, your estate did not include any property in the United States for PAGE 22
U.S. estate tax purposes. In other cases, we generally will not take action regarding your certificate until we receive a transfer certificate from the IRS or evidence satisfactory to IDSC that the estate is being administered by an executor or administrator appointed, qualified and acting within the United States.

In general, a transfer certificate requires the opening of an estate in the United States and provides assurance that the IRS will not claim your certificate to satisfy estate taxes.

Important: This information is a brief and selective summary of certain federal tax rules that apply to this certificate. Tax matters are highly individual and complex, and you should consult a qualified tax advisor about your personal situation.

How your money is used and protected

Invested and guaranteed by IDSC

The IDS Preferred Investors Certificate is issued and guaranteed by IDSC, a wholly owned subsidiary of AEFC. We are by far the largest issuer of face amount certificates in the United States, with total assets of more than $3.3 billion and a net worth in excess of $207 million on June 30, 1996.

We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

o      interest to certificate owners

o various expenses, including taxes, fees to AEFC for advisory and other services and distribution fees to American Express Financial Advisors Inc.

For a review of significant events relating to our business, see
"Management's discussion and analysis of financial condition and results of operations." Our certificates are not rated by a national rating agency.

Most banks and thrifts offer investments known as certificates of deposit (CDs) that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money you deposit to individuals, businesses and other enterprises. Other financial institutions may offer investments with comparable combinations of safety and return on investment.

PAGE 23
Regulated by government

Because the IDS Preferred Investors Certificate is a security, its offer and sale are subject to regulation under federal and state securities laws. (It is a face-amount certificate--not a bank product, an equity investment, a form of life insurance or an investment trust.)

The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding certificates. These investments back the entire value of your certificate account. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of June 30, 1996, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than $177 million.

Backed by our investments

Our investments are varied and of high quality. This was the composition of our portfolio as of June 30, 1996:

Type of investment            Net amount invested


Corporate and other bonds            37%
Government agency bonds              32%
Preferred stocks                     18%
Mortgages                             7%
Cash and cash equivalents             4%
Municipal bonds                       2%

More than 94% and 95% of our securities portfolio (bonds and preferred stocks) as of June 30, 1996 and Dec. 31, 1995, respectively, is rated investment grade. For additional information regarding securities ratings, please refer to Note 3B in the Dec. 31, 1995 financial statements.

Most of our investments are on deposit with American Express Trust Company (formerly IDS Trust Company), Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our June 30, 1996 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the Dec. 31, 1995 financial statements.

Investment policies

In deciding how to diversify the portfolio--among what types of investments in what amounts--the officers and directors of IDSC use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

PAGE 24
Debt securities-
Most of our investments are in debt securities as referenced in the table in "Backed by our investments" under "How your money is used and protected."

Purchasing securities on margin-
We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities-
We have not and do not intend to purchase or sell commodities or commodity contracts, except to the extent that transactions described in "Financial Transactions" in this section may be considered commodity contracts.

Underwriting-
We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter under federal securities laws.

Borrowing money-
From time to time we have established a line of credit if management believed borrowing was necessary or desirable. While a line of credit does not currently exist, it may be established again in the future. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time.

Real estate-
We may invest directly in real estate, though we have not generally done so in the past. We do invest in mortgage loans.

Lending securities-
We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration.

When-issued securities-
Some of our investments in debt securities are purchased on a when-issued basis. It may take as long as 45 days or more before these securities are issued and delivered to us. We generally do not pay for these securities or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments.

PAGE 25
Financial transactions including derivatives and hedging transactions-
We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. IDSC may enter into other financial transactions, including interest rate options, futures, forwards, swaps and other derivatives, for the purpose of managing the interest rate exposures associated with IDSC's assets or liabilities. We do not use derivatives for speculative purposes.

Illiquid securities-
A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however, can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. IDSC's investment advisor will follow guidelines established by the board and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of IDSC's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, IDSC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.

Restrictions-
There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

Certain investment considerations

The price of bonds generally falls as interest rates increase, and rises as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to the ability of a company to pay interest and principal when due than to changes in interest rates. They have greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds IDSC relies both on independent rating agencies and the investment manager's credit analysis. Under normal circumstances, at least 85% of the securities in IDSC's portfolio will be rated investment grade, or in the opinion of IDSC's investment advisor will be the equivalent of investment grade. Under normal circumstances, IDSC will not purchase any security rated below B-by Moody's Investors Service, Inc. or Standard & Poor's Corporation. Securities that are subsequently downgraded in quality may continue to be held by IDSC and will be sold only when IDSC believes it is advantageous to do so.

PAGE 26
For the fiscal period ended June 30, 1996, IDSC held less than 5% of its investment portfolio (including bonds, preferred stocks, mortgages and cash equivalents) in bonds rated below investment grade.

When-issued securities are subject to market fluctuations and they may affect IDSC's investment portfolio the same as owned securities.

Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative.

How your money is managed

Relationship between IDSC and American Express Financial
Corporation

IDSC was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, and changed its name to IDS Certificate Company on April 2, 1984.

Before IDSC was created, AEFC (formerly known as IDS Financial
Corporation), our parent company and organizer, had issued similar certificates since 1894. As of Jan. 1, 1995, IDS Financial
Corporation changed its name to AEFC.  IDSC, IDS Financial
Corporation and now AEFC have never failed to meet their certificate payments.

During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. As of June 30, 1996, AEFC managed investments, including its own, of more than $138 billion. American Express Financial Advisors Inc., a wholly owned subsidiary of AEFC, provides a broad range of financial planning services for individuals and businesses through its nationwide network of more than 175 offices and more than 7,800 financial advisors. American Express Financial Advisors Inc. financial planning services are comprehensive, beginning with a detailed written analysis that's tailored to your needs. Your analysis may address one or all of these six essential areas: financial position, protection planning, investment planning, income tax planning, retirement planning and estate planning.

AEFC itself is a wholly owned subsidiary of American Express
Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:

o      travel related services (including American Express
       (trademark) Card and Travelers Cheque operations through
       American Express Travel Related Services Company, Inc. and its subsidiaries), and

PAGE 27
o international banking services (through American Express Bank Ltd. and its subsidiaries).

American Express Financial Advisors Inc. is not a bank, and the securities offered by it, such as face amount certificates issued by IDSC, are not backed or guaranteed by any bank, nor are they insured by the FDIC.

Capital structure and certificates issued

IDSC has authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.

As of June 30, 1996, IDSC had issued (in face amount)
$13,208,117,982 of installment certificates and $15,274,839,357 of single payment certificates.

Investment management and services

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

       o      providing investment research,
       o      making specific investment recommendations, and
       o executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or IDSC as defined in the federal Investment Company Act of 1940.

For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets
(included assets):

Advisory and services fee computation:

                                Percentage of
Included assets                 total book value

First $250 million                   0.75%
Next 250 million                     0.65
Next 250 million                     0.55
Next 250 million                     0.50
Any amount over 1 billion            0.45

Included assets are all assets of IDSC except mortgage loans, real estate and any other asset on which we pay an advisory or service fee.

PAGE 28
Advisory and services fees for the past three years:

                                   Percentage of
Year          Total fees           included assets

1995      $16,472,458        0.50%
1994          $13,565,432        0.51
1993          $15,036,091        0.50

Estimated advisory and services fees for 1996 are $19,152,000.

Other expenses payable by IDSC:  The Investment Advisory and
Services Agreement provides that we will pay:
o costs incurred by us in connection with real estate and mortgages,
o      taxes,
o      depository and custodian fees,
o      brokerage commissions,
o fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC,
o fees and expenses of our directors who are not officers or employees of AEFC,
o provision for certificate reserves (interest accrued on certificate owner accounts), and
o expenses of customer settlements not attributable to sales function.

Distribution

Under a Distribution Agreement with American Express Financial
Advisors Inc. we pay for the distribution of this certificate as follows:

o 0.165% of the initial payment on the issue date of the certificate, and

o 0.165% of the certificate's reserve at the beginning of the second and subsequent quarters from issue date. This fee is not assessed to your certificate account.

Total distribution fees paid to American Express Financial Advisors Inc. for all series of certificates amounted to $35,120,612 during the year ended Dec. 31, 1995. We expect to pay American Express Financial Advisors Inc. distribution fees amounting to $39,384,000 during 1996.

See Note 1 to Dec. 31, 1995 financial statements regarding deferral of distribution fee expense.

PAGE 29
American Express Financial Advisors Inc. pays commissions to its financial advisors and pays other selling expenses in connection with services to us. Our board of directors, including a majority of directors who are not interested persons of American Express Financial Advisors Inc. or IDSC, approved this distribution agreement.

Employment of other American Express affiliates

AEFC may employ affiliates of American Express Company as executing broker for our portfolio transactions only if:

o we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;

o the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

o the affiliate's employment is consistent with the terms of the current Investment Advisory and Services Agreement and federal securities laws.

Directors and officers

IDSC's directors, chairman, president and controller are elected annually for a term of one year. The other executive officers are appointed by the president.

We paid a total of $40,000 during 1995 to directors not employed by AEFC.

Board of directors

David R. Hubers*
Born in 1943.  Director since 1987.
President and chief executive officer of AEFC since 1993. Senior vice president and chief financial officer of AEFC from 1984 to 1993.

Charles W. Johnson
Born in 1929.  Director since 1989.
Director, Communications Holdings, Inc. Former vice president and group executive, Industrial Systems, with Honeywell, Inc. Retired 1989.

Richard W. Kling*
Born in 1940.  Director since 1996.
Chairman of the board of directors since 1996. Director of IDS Life Insurance Company since 1984; president since 1994. Exective vice president of Marketing and Products from 1988 to 1994. Senior vice president of AEFC since 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers of IDS Life Variable Annuity Funds A and B.
PAGE 30

Edward Landes
Born in 1919.  Director since 1984.
Development consultant. Director of IDS Life Insurance Company of New York. Director of endowment development, YMCA of Metropolitan Minneapolis. Vice President for Financial Development, YMCA of Metropolitan Minneapolis from 1985 through 1995. Former sales manager - Supplies Division and district manager - Data Processing Division of IBM Corporation. Retired 1983.

John V. Luck Ph.D.
Born in 1926.  Director since 1987.
Former senior vice president - Science and Technology with General Mills, Inc. Employed with General Mills, Inc. since 1970. Retired 1987.

James A. Mitchell*
Born in 1941.  Director since 1994.
Chairman of the board of directors from 1994 to 1996. Executive vice president - marketing and products of AEFC since 1994. Senior vice president - insurance operations of AEFC and president and chief executive officer of IDS Life Insurance Company from 1986 to 1994.

Harrison Randolph
Born in 1916.  Director since 1968.
Engineering, manufacturing and management Consultant since 1978.

Gordon H. Ritz
Born in 1926.  Director since 1968.
Director, Sunstar Foods and Mid-America Publishing and Atrix
International, Inc.  Former President, Com Rad Broadcasting Corp.
Former Director, Sunstar Foods.

Stuart A. Sedlacek*
Born in 1957.  Director since 1994.
President since 1994. Vice president - assured assets of AEFC since 1994. Vice president and senior portfolio manager of AEFC from 1988 to 1993. Executive vice president - assured assets of IDS Life Insurance Company since 1994.

*"Interested Person" of IDSC as that term is defined in Investment Company Act of 1940.

Executive officers

Stuart A. Sedlacek
Born in 1957.  President since 1994.

Morris Goodwin Jr.
Born in 1951.  Vice president and treasurer since 1989.
Vice president and corporate treasurer of AEFC since 1989. Chief financial officer and treasurer of American Express Trust Company from 1988 to 1989.

PAGE 31
Timothy S. Meehan
Born in 1957.  Secretary since 1995.
Secretary of AEFC and American Express Financial Advisors Inc.
since 1995. Senior counsel to AEFC since 1995. Counsel from 1990 to 1995.

Lorraine R. Hart
Born in 1951.  Vice president - investments since 1994.
Vice president - insurance investments of AEFC since 1989. Vice president - investments of IDS Life Insurance Company since 1992.

Jay C. Hatlestad
Born in 1957.  Vice president and controller of IDSC since 1994.
Manager of investment accounting of IDS Life Insurance Company from 1986 to 1994.

Bruce A. Kohn
Born in 1951.  Vice president and general counsel since 1993.
Counsel to AEFC since 1992.  Associate counsel from 1987 to 1992.

F. Dale Simmons
Born in 1937.  Vice president - Real Estate Loan Management since
1993.
Vice president of AEFC since 1992. Senior portfolio manager of AEFC since 1989. Assistant vice president from 1987 to 1992.

The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

IDSC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Auditors

A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate owner upon request. Ernst & Young LLP, Minneapolis, has audited the financial statements for each of the years in the three-year period ended Dec. 31, 1995. These statements are included in this prospectus. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and IDSC.

PAGE 32
Other certificates issued by IDSC: Your American Express financial advisor can give you more information on five other certificates issued by IDSC. These certificates offer a wide range of investment terms and features.

IDS Cash Reserve Certificate - A single payment certificate that permits additional investments and on which IDSC guarantees interest in advance for a three-month term.

IDS Installment Certificate - An installment payment certificate that declares interest in advance for a three-month period and offers bonuses in the third through sixth years for regular investments.

IDS Flexible Savings Certificate - A single payment certificate that permits additional investments on which IDSC guarantees interest in advance for a term of six, 12, 18, 24, 30 or 36 months.

IDS Future Value Certificate - A single payment certificate on which IDSC guarantees interest in advance for a four, five, six, seven, eight, nine or ten-year maturity.

IDS Stock Market Certificate - A single payment certificate that calculates all or part of your interest based on stock market performance, as measured by a broad stock market index, with IDSC's guarantee of return of principal.
PAGE 33
Appendix

Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's Corporation are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA - Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA - Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A - Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB - Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB - Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B - Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC - Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC - Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C - Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D - Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.

Non-rated securities will be considered for investment. When assessing each non-rated security, IDSC will consider the financial condition of the issuer or the protection afforded by the terms of the security.

PAGE 34
(Back cover)

Quick telephone reference

Client Service Organization/Transaction Line
Withdrawals, transfers, inquiries, current rate information

National/Minnesota:  800-437-3133
Mpls./St. Paul area: 612-671-3800

TTY Service
For the hearing impaired
800-846-4293

American Express Easy Access Line
Account value, cash transaction information (automated response, TouchtoneR phones only)

National/Minnesota:  800-272-4445
Mpls./St. Paul area: 612-671-1630

IDS Preferred Investors Certificate
IDS Tower 10
Minneapolis, MN 55440-0010

Distributed by
American Express
Financial Advisors Inc

PAGE 35
Summary of selected financial information

The following selected financial information has been derived from the audited financial statements and should be read in conjunction with those statements and the related notes to financial statements. Also see Management's Discussion and Analysis of Financial Condition and Results of Operations for additional comments.

Year Ended Dec. 31,                                       1995         1994        1993         1992      1991
                                                                               ($ thousands)
Statement of Operations Data:
Investment income                                       $256,913     $207,975    $236,859     $294,799    $351,970
Investment expenses                                       62,817       58,690      65,404       69,630      63,353

Net investment income before provision for
  certificate reserves and income tax benefit            194,096      149,285     171,455      225,169     288,617
Net provision for certificate reserves                   176,407      107,288     123,516      178,175     258,443

Net investment income before income taxes                 17,689       41,997      47,939       46,994      30,174
Income tax benefit                                         9,097        2,663       3,365       11,666      20,537

Net investment income                                     26,786       44,660      51,304       58,660      50,711

Realized gain (loss) on investments - net:
Securities of unaffiliated issuers                           452       (7,514)     (9,870)      (9,498)       (129)
Other - unaffiliated                                        (120)       1,638        (418)        (500)     (1,053)

Total gain (loss) on investments                             332       (5,876)    (10,288)      (9,998)     (1,182)
Income tax benefit (expense)                                (117)       2,047       4,617            -         402

Net realized gain (loss) on investments                      215       (3,829)     (5,671)      (9,998)       (780)
Net income - wholly owned subsidiary                         373          241         120            3         139

Net income                                               $27,374      $41,072     $45,753      $48,665     $50,070

Dividends declared:
Cash                                                          $-      $40,200     $64,500      $83,750     $74,800
In-kind(a)                                                     -            -           -       64,558      25,466

Balance Sheet Data:
Total assets                                          $3,912,131   $3,040,857  $2,951,405   $3,444,985  $3,971,583
Certificate loans                                         51,147       58,203      67,429       77,347      88,570
Certificate reserves                                   3,628,574    2,887,405   2,777,451    3,256,472   3,712,570
Stockholder's equity                                     250,307      141,852     161,138      179,885     223,820

IDS Certificate Company (IDSC) is 100% owned by American Express Financial Corporation (Parent).

(a) Consisted of an investment security at amortized cost in 1992 and a reduction in the note receivable from
Parent in 1991.

PAGE 36
Management's Discussion and Analysis of Financial
Condition and Results of Operations
- -------------------------------------------------------------------
For the Six Months Ended June 30, 1996

During the first six months of 1996, total assets and certificate reserves decreased $515 million and $466 million, respectively. The decrease in total assets and certificate reserves resulted primarily from certificate maturities and surrenders exceeding certificate sales. A decrease in unrealized appreciation on available-for-sale securities of $47 million contributed also to the decrease in total assets. During the same period, receivable for securities sold decreased $38 million and payable for securities purchased increased $14 million.

Sales of face-amount certificates totaled $224 million and $293 million during the first and second quarters of 1996, respectively, compared to $472 million and $669 million during the comparable periods in 1995, respectively. The lower certificate sales during the first and second quarters of 1996 resulted primarily from lower accrual rates declared by IDSC during those periods. Certificate maturities and surrenders totaled $289 million and $839 million during the first and second quarters of 1996, respectively, compared to $380 million and $358 million during the comparable periods in 1995, respectively. The higher certificate maturities and surrenders during the second quarter of 1996 resulted primarily from surrenders of the 11-month Flexible Savings certificate due to lower accrual rates declared by IDSC on the certificates at term renewal.

Investment income increased 11% during the first six months of 1996 from the prior year's period reflecting a higher average balance of invested assets partially offset by lower investment yields.

Investment expenses increased 4.3% during the first six months of 1996 from the prior year's period. The increase resulted primarily from higher investment advisory and services fees of $1.5 million reflecting a higher average asset base on which the fee is calculated. This increase was partially offset by lower amortization of interest rate caps of $.7 million.

Net provision for certificate reserves increased 23% during the first six months of 1996 from the prior year's period reflecting a higher average balance of certificate reserves and higher accrual rates primarily related to the 11-month Flexible Savings certificate.

The $.6 million increase in income tax benefit on net investment income before income tax benefit resulted primarily from a greater portion of net investment before income tax benefit being attributable to tax-advantaged income.

During the first six months of 1996, IDSC sold a held-to-maturity security with an amortized cost and fair value of $.3 million. The sale was due to significant deterioration in the issuers' creditworthiness. During the same period, securities
PAGE 37
classified as available for sale were sold with an amortized cost and fair value of $315 million and $310 million, respectively. The securities were sold to cover the cash outflows from surrenders of the 11-month Flexible Savings certificate.

Certificate reserve financing activities used net cash of $562 million during the first six months of 1996 compared to net cash provided of $474 million during the prior year's period. The change resulted primarily from surrenders of the 11-month Flexible Savings certificate during the second quarter of 1996 and lower certificate sales during the first six months of 1996.

During the first six months of 1996, IDSC paid cash dividends to its Parent aggregating $20 million.


For the Year Ended December 31, 1995

Results of operations:

IDS Certificate Company's (IDSC) earnings are derived primarily from the after-tax yield on invested assets less investment expenses and interest credited on certificate reserve liabilities. Changes in earnings' trends occur largely due to changes in the rates of return on investments and the rates of interest credited to certificate holder accounts and also, the mix of fully taxable and tax-advantaged investments in the IDSC portfolio.

During the years 1992 and 1993, total assets and certificate reserve liabilities decreased due to certificate maturities and surrenders exceeding certificate sales. The excess of certificate maturities and surrenders over certificate sales in 1992 and 1993 primarily reflected lower accrual rates declared by IDSC in those years, which in turn, reflected lower interest rates available in the marketplace.

During the years 1994 and 1995, total assets and certificate reserves increased due to certificate sales exceeding certificate maturities and surrenders. The excess of certificate sales over certificate maturities and surrenders resulted primarily from higher accrual rates declared by IDSC during the last six months of 1994 and the first six months of 1995, reflecting rising interest rates in the marketplace. The increase in total assets in 1995 reflects also an increase of $81 million in net unrealized appreciation on investment securities classified as available for sale. The increase in total assets in 1994 was tempered by $23 million of net unrealized depreciation on investment securities classified as available for sale, net of deferred taxes of $13 million.

1995 Compared to 1994:

Gross investment income increased 24% due primarily to a higher average balance of invested assets and slightly higher investment yields.

PAGE 38
The 7.1% increase in investment expenses resulted primarily from higher distribution fees due to higher sales of certificates that provide for no deferral of those fees, and higher investment advisory and services fee due to a higher asset base on which the fee is calculated. These increases were partially offset by lower amortization of the cost of options and interest rate caps. The lower amortization of interest rate caps reflects the net of $1.7 million of accelerated amortization and $5.6 million higher interest earned under the cap agreements.

Net provision for certificate reserves increased 65% reflecting a higher average balance of certificate reserves and higher accrual rates.

The increase in income tax benefit resulted primarily from a greater portion of net investment income before income tax benefit being attributable to tax-advantaged income.

1994 Compared to 1993:

Gross investment income decreased 12% due primarily to a lower average balance of invested assets and slightly lower investment yields.

The 10% decrease in investment expenses resulted primarily from lower amortization of the cost of interest rate caps and $2.3 million of interest earned under the cap agreements in 1994. Lower amortization of deferred distribution fees, and lower investment advisory and services fees due to a lower average asset base on which the fee is calculated contributed also to the decrease in investment expenses.

Net provision for certificate reserves decreased 13% reflecting lower accrual rates during the first six months of the year and a lower average balance of certificate reserves.

The decrease in income tax benefit resulted primarily from lower tax-advantaged income.

Liquidity and cash flow:

IDSC's principal sources of cash are reserve payments from sales of face-amount certificates and cash flows from investments. In turn, IDSC's principal uses of cash are payments to certificate holders for matured and surrendered certificates, purchase of investments and payments of dividends to its Parent.

Certificate sales volume increased 38% in 1995, reflecting higher accrual rates and clients' ongoing desire for safety of principal. Sales of certificates totaled $1.5 billion compared to $1.1 billion in 1994 and $.6 billion during 1993. Certificate sales in 1995 benefitted also from a special introductory promotion of IDSC's 11-month term Flexible Savings certificate.

The special promotion of the 11-month term Flexible Savings certificate was offered from May 10, 1995 to July 3, 1995, and applied only to sales of new certificate accounts during the promotion period. Certificates sold during the promotion period

PAGE 39
received a special interest rate of 7.0% for the 11-month term and totaled $562 million.

IDSC, as an issuer of face-amount certificates, is affected whenever there is a significant change in interest rates. In view of the uncertainty in the investment markets and due to the short-term repricing nature of certificate reserve liabilities, IDSC continues to invest in securities that provide for more immediate, periodic interest/principal payments, resulting in improved liquidity. To accomplish this, IDSC continues to invest much of its cash flow in mortgage-backed securities and intermediate-term bonds.

IDSC's investment program is designed to maintain an investment portfolio that will produce the highest possible after-tax yield within acceptable risk standards with additional emphasis on liquidity. The program considers investment securities as investments acquired to meet anticipated certificate holder obligations.

Effective Jan.1, 1994, IDSC adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the SFAS No. 115, debt securities that IDSC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities IDSC does not have the positive intent to hold to maturity, as well as all marketable equity securities, are classified as available for sale and carried at fair value. The available-for-sale classification does not mean that IDSC expects to sell these securities, but that under SFAS No. 115 positive intent criteria, these securities are available to meet possible liquidity needs should there be significant changes in market interest rates or certificate holder demand. See notes 1 and 3 to the financial statements for additional information relating to SFAS No. 115.

At Dec. 31, 1995, securities classified as held to maturity and carried at amortized cost were $1.0 billion. Securities classified as available for sale and carried at fair value were $2.4 billion. These securities, which comprise 90% of IDSC's total invested assets, are well diversified. Of these securities, 97% are of investment grade and, other than U.S. Government Agency mortgage-backed securities, no one issuer represents more than 1% of these securities. See note 3 to financial statements for additional information on ratings and diversification.

During the year ended Dec. 31, 1995, investment securities, primarily municipal bonds, with an amortized cost and fair value of $112 million and $117 million, respectively, were reclassified from held to maturity to available for sale. The reclassification was made on Dec. 4, 1995, as a result of IDSC adopting the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". There were no other transfers of securities during the years 1995 and 1994.

PAGE 40
Derivative financial instruments:

IDSC enters into transactions involving interest rate caps, and purchased and written call options to manage its exposure to rising
interest rates.  IDSC does not enter into such   transactions for
trading purposes. There is a possibility that the value of these instruments will change due to fluctuations in a factor from which the instruments derive their values. IDSC is not subject to this market risk because these instruments are largely used to hedge such risks, and therefore, the cash flow and income effects of the instruments are inverse to the effects of the underlying transactions. See note 9 to financial statements for additional information regarding derivative financial instruments.

Capital contributions:

To maintain its regulatory capital requirements, IDSC received a capital contribution from its Parent of $28.5 million in 1995.

Ratios:

The ratio of stockholder's equity, excluding net unrealized holding gains and losses on investment securities, to total assets less certificate loans and net unrealized holding gains and losses on investment securities at Dec. 31, 1995 was 5.79% compared to 5.49% in 1994. IDSC intends to manage this ratio to 5.0% in 1996, which meets current regulatory requirements.

PAGE 41
- -------------------------------------------------------------------
Financial Statements
- -------------------------------------------------------------------

The condensed balance sheet of IDS Certificate Company as of June 30, 1996 and the condensed statements of operations and cash flows for the six months ended June 30, 1996 and 1995 and the related condensed notes thereto appearing on pages 42 through 49 are unaudited. Management of IDS Certificate Company believes that all adjustments (none of which were other than of a normal recurring nature) necessary to present fairly the financial position of IDS Certificate Company at June 30, 1996 and the results of operations and cash flows for the six months ended June 30, 1996 and 1995, respectively, have been included. The results of operations for the interim periods presented may not be indicative of the results of operations on an annual basis. The condensed financial statements and notes thereto should be read in conjunction with the audited financial statements as of and for the three years ended Dec. 31, 1995.

The financial statements of IDS Certificate Company as of and for the three years ended Dec. 31, 1995 and the related notes to financial statements appearing on pages 52 through 73 have been audited by Ernst & Young LLP, independent auditors, whose report thereon appears on page 50.

PAGE 42

IDS Certificate Company

Condensed Balance Sheet, June 30, 1996 (Unaudited)
- ----------------------------------------------------------------------------------
Assets

Qualified Assets (note 1)
- ----------------------------------------------------------------------------------
                                                                     ($ thousands)
Investments in unaffiliated issuers:
  Cash and cash equivalents.................................             $117,847
  Held-to-maturity securities (note 2)......................              900,258
  Available-for-sale securities (note 2)....................            2,004,022
  First mortgage loans on real estate.......................              220,569
  Certificate loans-secured by certificate reserves.........               46,243
Investments in and advances to affiliates...................                5,749
- ----------------------------------------------------------------------------------
Total investments...........................................            3,294,688
Receivables:
  Dividends and interest....................................               43,304
  Investment securities sold................................                4,871
- ----------------------------------------------------------------------------------
Total receivables...........................................               48,175
- ----------------------------------------------------------------------------------
Other (note 4)..............................................               27,668
- ----------------------------------------------------------------------------------
Total qualified assets......................................            3,370,531
- ---------------------------------------------------------------------------------
Other Assets
- ----------------------------------------------------------------------------------
Deferred distribution fees..................................               26,990
Other.......................................................                    6

- ----------------------------------------------------------------------------------
Total other assets..........................................               26,996
- ----------------------------------------------------------------------------------
Total assets................................................           $3,397,527
- ----------------------------------------------------------------------------------

See condensed notes to condensed financial statements.

PAGE 43

IDS Certificate Company

Condensed Balance Sheet, June 30, 1996 (Unaudited)
- ----------------------------------------------------------------------------------
Liabilities and Stockholder's Equity

Liabilities
- ----------------------------------------------------------------------------------
                                                                     ($ thousands)
Certificate reserves........................................           $3,162,886
Accounts payable and accrued liabilities (note 4)...........               25,741
Deferred federal income taxes...............................                1,109
- ----------------------------------------------------------------------------------
Total liabilities...........................................            3,189,736
- ----------------------------------------------------------------------------------

Stockholder's Equity:
Common stock................................................                1,500
Additional paid-in capital..................................              168,844
Retained earnings:
  Appropriated for predeclared additional credits/interest..               15,240
  Appropriated for additional interest on advance payments..                   50
  Unappropriated............................................               23,203
Unrealized holding gains (losses) on investment
  securities - net..........................................               (1,046)
- ----------------------------------------------------------------------------------
Total stockholder's equity..................................              207,791
- ----------------------------------------------------------------------------------
Total liabilities and stockholder's equity..................           $3,397,527
- ----------------------------------------------------------------------------------

See condensed notes to condensed financial statements.

PAGE 44

IDS Certificate Company

Condensed Statements of Operations (Unaudited)
- ----------------------------------------------------------------------------------

Six months ended June 30,                                      1996       1995
- ----------------------------------------------------------------------------------
                                                                ($ thousands)
Investment income...........................................  $130,822   $118,681
Investment expenses (note 4)................................    32,157     30,837
- ----------------------------------------------------------------------------------
Net investment income before provision for
  certificate reserves and income tax benefit...............    98,665     87,844
Net provision for certificate reserves (note 4).............    93,192     76,314
- ----------------------------------------------------------------------------------
Net investment income before income tax benefit.............     5,473     11,530
Income tax benefit (note 3).................................     4,311      3,699
- ----------------------------------------------------------------------------------
Net investment income.......................................     9,784     15,229
- ----------------------------------------------------------------------------------
Realized gain (loss) on investments-net.....................    (3,059)       164
Income tax benefit (expense)................................     1,070        (57)
- ----------------------------------------------------------------------------------
Net realized gain (loss) on investments.....................    (1,989)       107
- ----------------------------------------------------------------------------------
Net income - wholly owned subsidiary........................       158        161
- ----------------------------------------------------------------------------------
Net income..................................................    $7,953    $15,497
- ----------------------------------------------------------------------------------

See condensed notes to condensed financial statements.

PAGE 45

IDS Certificate Company

Condensed Statements of Cash Flows (Unaudited)
- ----------------------------------------------------------------------------------

Six months ended June 30,                                      1996       1995
- ----------------------------------------------------------------------------------
                                                                ($ thousands)
Cash flows from operating activities:
Net income..................................................    $7,953    $15,497
Adjustments to reconcile net income to net cash
provided by operating activities:
  Net income of wholly owned subsidiary.....................      (158)      (161)
  Certificate reserves......................................    93,192     76,314
  Interest income added to certificate loans................      (823)    (1,001)
  Amortization of premium/discount-net......................     7,184     10,649
  Deferred federal income taxes.............................       227     (1,686)
  Deferred distribution fees................................     1,295     (2,594)
  Net (gain) loss on investments............................     3,059       (164)
  Decrease (increase) in dividends and interest receivable..     6,328     (6,679)
  Increase in other assets..................................         -     (1,371)
  Decrease in other liabilities.............................      (563)    (1,533)
- ----------------------------------------------------------------------------------
Net cash provided by operating activities...................   117,694     87,271
- ----------------------------------------------------------------------------------
Cash flows from investing activities:
  Maturity and redemption of investments:
    Held-to-maturity securities.............................   115,364     86,653
    Available-for-sale securities...........................   288,348     77,699
    Other investments.......................................    21,810     22,637
  Sale of investments:
    Held-to-maturity securities.............................       314      8,714
    Available-for-sale securities...........................   347,730     37,268
  Certificate loan payments.................................     3,444      3,005
  Purchase of investments:
    Held-to-maturity securities.............................   (12,650)  (115,931)
    Available-for-sale securities...........................  (230,291)  (630,405)
    Other investments.......................................    (5,984)   (12,924)
  Certificate loan fundings.................................    (2,463)    (4,038)
- ----------------------------------------------------------------------------------
Net cash provided by (used in) investing activities.........  $525,622  ($527,322)
- ----------------------------------------------------------------------------------

See condensed notes to condensed financial statements.

PAGE 46

IDS Certificate Company

Condensed Statements of Cash Flows (Continued) (Unaudited)
- ----------------------------------------------------------------------------------

Six months ended June 30,                                      1996       1995
- ----------------------------------------------------------------------------------
                                                                ($ thousands)
Cash flows from financing activities:
  Reserve payments by certificate holders...................  $560,796 $1,207,229
  Unapplied reserve payments by certificate holders.........         -    110,262
  Capital contribution from Parent..........................         -     28,500
  Certificate maturities and cash surrenders................(1,123,138)  (732,871)
  Dividends paid............................................   (20,000)         -
- ----------------------------------------------------------------------------------
Net cash (used in) provided by financing activities.........  (582,342)   613,120
- ----------------------------------------------------------------------------------
Net increase in cash and cash equivalents...................    60,974    173,069
Cash and cash equivalents beginning of period...............    56,873    140,128
- ----------------------------------------------------------------------------------
Cash and cash equivalents end of period.........              $117,847   $313,197
- ----------------------------------------------------------------------------------

Supplemental disclosures including non-cash transactions:
  Cash received for income taxes............................    $7,661       $619
  Certificate maturities and surrenders through loan
  reductions................................................     4,745      5,526

See condensed notes to condensed financial statements.


PAGE 47
IDS Certificate Company

Condensed Notes to Condensed Financial Statements, June 30, 1996
($ thousands) (Unaudited)
- -------------------------------------------------------------------
1. Deposit of assets and maintenance of qualified assets

At June 30, 1996 IDSC was required to have qualified assets in the amount of $3,149,496. IDSC had qualified assets of $3,358,171 at June 30, 1996, excluding net unrealized depreciation on available-for-sale securities of $1,610 and payable for securities purchased of $13,970.

Qualified assets of IDSC were deposited at June 30, 1996 as follows:







                                                             Required
                                                 Deposits    Deposits    Excess
- -------------------------------------------------------------------------------------
Deposits to meet certificate liability
requirements:
States................................         $      362          331         31
Central Depositary....................          3,264,429    3,087,281    177,148
- -------------------------------------------------------------------------------------
Total.................................         $3,264,791   $3,087,612    177,179
- -------------------------------------------------------------------------------------

The assets on deposit at June 30, 1996 consisted of securities having a deposit value of $3,028,849, mortgage loans of $220,569 and other assets of $15,373. Mortgage loans on deposit include an affiliated mortgage loan.

2.  Investments in securities

The following is a summary of securities held to maturity and securities available for sale at June 30, 1996

                                          Securities Held to Maturity
                             -----------------------------------------------------
                                                           Gross       Gross
                             Amortized        Fair       unrealized  unrealized
                                Cost          value        gains       losses
- ----------------------------------------------------------------------------------
U.S. Government and
  agencies obligations.....  $      362    $      362     $     3       $    3
Mortgage-backed
  securities...............      44,069        43,967         785          887
Corporate debt
  securities...............     288,219       294,664       8,100        1,655
Stated maturity
  preferred stock..........     567,608       577,760      14,172        4,020
- ----------------------------------------------------------------------------------
Total                        $  900,258    $  916,753     $23,060       $6,565
- ----------------------------------------------------------------------------------

PAGE 48
IDS Certificate Company

Condensed Notes to Condensed Financial Statements, June 30, 1996
($ thousands) (Unaudited) (Continued)
- -------------------------------------------------------------------------------------
                                         Securities Available for Sale
                             -----------------------------------------------------
                                                           Gross       Gross
                             Amortized        Fair       unrealized  unrealized
                                Cost          value        gains       losses
- ----------------------------------------------------------------------------------
Mortgage-backed
  securities...............  $  989,855    $  990,470     $ 9,492       $8,877
State and municipal
  obligations..............      70,284        72,455       2,174            3
Corporate debt
  securities...............     917,077       912,858       6,005       10,224
Stated maturity
  preferred stock..........      27,811        27,634         138          315
Common stock...............         605           605           -            -
- ----------------------------------------------------------------------------------
Total                        $2,005,632    $2,004,022     $17,809      $19,419
- ----------------------------------------------------------------------------------

At June 30, 1996, there were no securities classified as trading securities.

During the six months ended June 30, 1996, debt securities classified as available for sale were sold with proceeds of $309,639 and gross realized gains on such sales of $330 and gross realized losses on such sales of $5,624.

During the six months ended June 30, 1996, a held-to-maturity security was sold with an amortized cost of $314. A loss of $14 was realized on the sale. The security was sold due to significant credit deterioration.

There were no transfers from securities classified as held to maturity during the six months ended June 30, 1996.

3.  Income taxes

The income tax benefit related to net investment income as shown on the statement of operations resulted primarily from tax-exempt interest and dividend exclusion. Benefit is recognized for taxable loss used on the consolidated tax return of American Express
Company.

PAGE 49
4.  Derivative financial instruments

IDSC's holdings of derivative financial instruments were as follows at June 30, 1996.

                                     Notional                               Total
                                    or contract   Carrying      Fair       credit
                                      amount       value        value     exposure
- ----------------------------------------------------------------------------------
ASSETS:
  Interest rate caps..........        $500,000    $   962      $ 1,019    $ 1,019
  Purchased call options......         196,904     24,427       22,858     22,858
- ----------------------------------------------------------------------------------
  Total                               $696,904    $25,389      $23,877    $23,877
- ----------------------------------------------------------------------------------
LIABILITIES:
  Written call options........        $183,506    $ 5,798      $8,413     $     -
- ----------------------------------------------------------------------------------

The interest rate caps expire on various dates from 1996 to 1997.
The cost of these caps of $962 at June 30, 1996, is being amortized on a straight line basis and is included in other qualified assets. The amortization, net of any interest earned, is included in investment expenses.

The options expire in 1996 and 1997. The premiums paid or received on these index options are reported in other qualified assets or liabilities, as appropriate, and are amortized into investment expenses over the life of the option. The intrinsic value of these index options is also reported in other qualified assets or other liabilities, as appropriate. The unrealized gains and losses related to the changes in the intrinsic value of these options are recognized currently in provision for certificate reserves.

PAGE 50
Annual Financial Information

Report of Independent Auditors

The Board of Directors and Security Holders
IDS Certificate Company:

We have audited the accompanying balance sheets of IDS Certificate Company, a wholly owned subsidiary of American Express Financial Corporation, as of December 31, 1995 and 1994, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of IDS Certificate Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 1995 and 1994 by correspondence with custodians and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IDS Certificate Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, IDS Certificate Company changed its method of accounting for certain investments in debt and equity securities in 1994.



ERNST & YOUNG  LLP
Minneapolis, Minnesota
February 8, 1996

PAGE 51
IDS Certificate Company

Responsibility for Preparation of Financial Statements

The management of IDS Certificate Company (IDSC) is responsible for the preparation and fair presentation of its financial statements. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances, and include amounts based on the best judgment of management. IDSC's management is also responsible for the accuracy and consistency of other financial information included in the prospectus.

In recognition of its responsibility for the integrity and objectivity of data in the financial statements, IDSC maintains a
system of internal control over financial reporting.   The system
is designed to provide reasonable, but not absolute, assurance with respect to the reliability of IDSC's financial statements. The concept of reasonable assurance is based on the notion that the cost of the internal control system should not exceed the benefits derived.

The internal control system is founded on an ethical climate and includes an organizational structure with clearly defined lines of responsibility, policies and procedures, a Code of Conduct, and the careful selection and training of employees. Internal auditors monitor and assess the effectiveness of the internal control system and report their findings to management throughout the year. IDSC's independent auditors are engaged to express an opinion on the year-end financial statements and, with the coordinated support of the internal auditors, review the financial records and related data and test the internal control system over financial reporting.

PAGE 52
Balance Sheets, Dec. 31,

Assets

Qualified Assets (note 2)                                         1995           1994
                                                                   ($ thousands)
Investments in unaffiliated issuers (notes 3, 4 and 10):
  Cash and cash equivalents                                    $56,873       $140,128
  Held-to-maturity securities                                1,002,905      1,245,793
  Available-for-sale securities                              2,408,491      1,226,674
  First mortgage loans on real estate                          233,394        253,968
  Certificate loans - secured by certificate reserves           51,147         58,203

Investments in and advances to affiliates                        5,655          5,399

Total investments                                            3,758,465      2,930,165

Receivables:
  Dividends and interest                                        49,632         42,261
  Investment securities sold                                    42,872          7,269

Total receivables                                               92,504         49,530

Other (notes 9 and 10)                                          32,778         25,094

Total qualified assets                                       3,883,747      3,004,789


Other Assets

Deferred distribution fees                                      28,286         27,142
Deferred federal income taxes (note 8)                               -          8,372
Other                                                               98            554

Total other assets                                              28,384         36,068


Total assets                                                $3,912,131     $3,040,857

See notes to financial statements.
PAGE 53
Balance Sheets, Dec. 31,

Liabilities and Stockholder's Equity

Liabilities                                                       1995           1994
                                                                      ($ thousands)
Certificate Reserves (notes 5 and 10):
Installment certificates:
  Reserves to mature                                          $330,415       $335,712
  Additional credits and accrued interest                       21,555         19,698
  Advance payments and accrued interest                          1,394          1,634
  Other                                                             55             56
Fully paid certificates:
  Reserves to mature                                         3,127,301      2,389,198
  Additional credits and accrued interest                      147,468        140,766
Due to unlocated certificate holders                               386            341

Total certificate reserves                                   3,628,574      2,887,405

Accounts Payable and Accrued Liabilities:
  Due to Parent (note 7A)                                        1,541          1,186
  Due to Parent for federal income taxes                           103              -
  Due to affiliates (note 7B and 7C)                             2,068          2,883
  Payable for investment securities purchased                        -          1,362
  Accounts payable, accrued expenses and other (notes 9 and 10) 12,249          6,169

Total accounts payable and accrued liabilities                  15,961         11,600

Deferred federal income taxes (note 8)                          17,289              -

Total liabilities                                            3,661,824      2,899,005

Stockholder's Equity (notes 5B, 5C, and 6):

Common stock, $10 par - authorized and issued 150,000 shares     1,500          1,500
Additional paid-in capital                                     168,844        140,344
Retained earnings:
  Appropriated for predeclared additional credits/interest      18,878         18,398
  Appropriated for additional interest on advance payments          50             50
  Unappropriated                                                31,612          4,718
Unrealized holding gains (losses) on investment
  securities - net (note 3A)                                    29,423        (23,158)

Total stockholder's equity                                     250,307        141,852

Total liabilities and stockholder's equity                  $3,912,131     $3,040,857

See notes to financial statements.
/TABLE

PAGE 54

Statements of Operations

Year ended Dec. 31,                                            1995         1994        1993
                                                                 ($ thousands)
Investment Income:
Interest income from investments:
  Bonds and notes:
    Unaffiliated issuers                                   $181,902     $125,546    $140,991
  Mortgage loans on real estate:
    Unaffiliated                                             22,171       24,006      24,071
    Affiliated                                                   56           68          78
  Certificate loans                                           2,963        3,342       3,882
Dividends                                                    48,614       54,170      67,115
Other                                                         1,207          843         722

Total investment income                                     256,913      207,975     236,859

Investment Expenses:
Parent and affiliated company fees (note 7):
  Distribution                                               33,977       27,007      28,477
  Investment advisory and services                           16,472       13,565      15,036
  Depositary                                                    242          183         201
Options (note 9)                                              8,038        9,854       9,419
Interest rate caps (note 9)                                   3,725        7,608      11,667
Other                                                           363          473         604

Total investment expenses                                    62,817       58,690      65,404

Net investment income before provision
  for certificate reserves and income tax benefit          $194,096     $149,285    $171,455

See notes to financial statements.

PAGE 55
Statements of Operations (continued)

Year ended Dec. 31,                                            1995         1994        1993
                                                                    ($ thousands)
Provision for Certificate Reserves (notes 5 and 9):
According to the terms of the certificates:
  Provision for certificate reserves                        $11,009      $13,317     $20,555
  Interest on additional credits                              2,300        3,174       3,605
  Interest on advance payments                                   73           61          90
Additional credits/interest authorized by IDSC:
  On fully paid certificates                                157,857       85,101      93,546
  On installment certificates                                 6,288        6,741       6,704

Total provision before reserve recoveries                   177,527      108,394     124,500
Reserve recoveries from terminations
 prior to maturity                                           (1,120)      (1,106)       (984)

Net provision for certificate reserves                      176,407      107,288     123,516

Net investment income before income tax benefit              17,689       41,997      47,939
Income tax benefit (note 8)                                   9,097        2,663       3,365

Net investment income                                        26,786       44,660      51,304

Realized gain (loss) on investments - net:
  Securities of unaffiliated issuers                            452       (7,514)     (9,870)
  Other-unaffiliated                                           (120)       1,638        (418)

Total gain (loss) on investments                               332        (5,876)    (10,288)

Income tax benefit (expense) (note 8):
  Current                                                      160         2,414      19,508
  Deferred                                                     (277)        (367)    (14,891)

Total income tax benefit (expense)                             (117)       2,047       4,617

Net realized gain (loss) on investments                         215       (3,829)     (5,671)

Net income - wholly owned subsidiary                            373          241         120

Net income                                                  $27,374      $41,072     $45,753

See notes to financial statements.

PAGE 56
Statements of Stockholder's Equity

Year ended Dec. 31,                                            1995         1994        1993
                                                                 ($ thousands)

Common Stock:
Balance at beginning and end of year                         $1,500       $1,500      $1,500

Additional Paid-in Capital:
Balance at beginning of year                               $140,344     $147,144    $166,144
Contribution from Parent                                     28,500        3,000           -
Cash dividends declared                                           -       (9,800)    (19,000)

Balance at end of year                                     $168,844     $140,344    $147,144

Retained Earnings:
Appropriated for predeclared additional credits/interest (note 5B):
Balance at beginning of year                                $18,398       $2,726      $2,804
Transferred from (to) unappropriated retained earnings          480       15,672         (78)

Balance at end of year                                      $18,878      $18,398      $2,726

Appropriated for additional interest on advance payments (note 5C):
Balance at beginning of year                                    $50          $25        $100
Transferred from (to) unappropriated retained earnings            -           25         (75)

Balance at end of year                                          $50          $50         $25

Unappropriated (note 6):
Balance at beginning of year                                 $4,718       $9,743      $9,337
Net income                                                   27,374       41,072      45,753
Transferred (to) from appropriated retained earnings           (480)     (15,697)        153
Cash dividends declared                                           -      (30,400)    (45,500)

Balance at end of year                                      $31,612       $4,718      $9,743

Unrealized holding gains and losses on investment securities -
  net (notes 1 and 3A):
Balance at beginning of year                               ($23,158)          $-          $-
Adjustment due to initial application of SFAS 115                 -        8,827           -
Change during year                                           52,581      (31,985)          -

Balance at end of year                                      $29,423     ($23,158)         $-

Total stockholder's equity                                 $250,307     $141,852    $161,138

See notes to financial statements.

PAGE 57
Statements of Cash Flows

Year ended Dec. 31,                                            1995         1994        1993
                                                                 ($ thousands)
Cash flows from operating activities:
Net income                                                  $27,374      $41,072     $45,753
Adjustments to reconcile net income to net
cash provided by operating activities:
  Net income of wholly owned subsidiary                        (373)        (241)       (120)
  Certificate reserves                                      176,407      107,288     123,516
  Interest income added to certificate loans                 (1,902)      (2,133)     (2,454)
  Amortization of premium/discount-net                       19,232       22,114      27,494
  Deferred federal income taxes                              (2,652)       4,263      11,446
  Deferred distribution fees                                 (1,144)      (7,527)      1,935
  Net (gain) loss on investments                               (332)       5,876      10,288
  (Increase) decrease in dividends and interest receivable   (7,371)      (1,829)     10,009
  (Increase) decrease in other assets                           466         (466)        967
  Increase (decrease) in other liabilities                   (1,549)      (3,210)      4,979

Net cash provided by operating activities                   208,156      165,207     233,813

Cash flows from investing activities:
Maturity and redemption of investments:
  Held-to-maturity securities                               315,766      350,411     641,778
  Available-for-sale securities                             325,521      173,547           -
  Other investments                                          46,004       35,130      21,373
Sale of investments:
  Held-to-maturity securities                                22,305        3,164     329,942
  Available-for-sale securities                              48,372      267,808           -
  Other investments                                              21            -       5,454
Certificate loan payments                                     6,061        7,508       8,991
Purchase of investments:
  Held-to-maturity securities                              (208,140)     (46,080)   (498,841)
  Available-for-sale securities                          (1,397,983)    (830,826)          -
  Other investments                                         (17,234)      (9,208)    (78,816)
Certificate loan fundings                                    (7,776)      (7,603)    (10,275)
Investment in subsidiary                                          -         (450)     (2,000)

Net cash (used in) provided by investing activities       ($867,083)    ($56,599)   $417,606

See notes to financial statements.

PAGE 58
Statements of Cash Flows (continued)

Year ended Dec. 31,                                            1995         1994        1993
                                                                        ($ thousands)

Cash flows from financing activities:
Reserve payments by certificate holders                  $1,577,884   $1,185,762    $709,684
Proceeds from securities loaned to brokers                        -            -       6,150
Proceeds from reverse repurchase agreements                       -            -      72,800
Capital contribution from Parent                             28,500        3,000           -
Certificate maturities and cash surrenders               (1,030,712)  (1,171,101) (1,312,260)
Payments to brokers upon return of securities loaned              -            -      (7,793)
Payments under reverse repurchase agreements                      -            -     (72,800)
Dividends paid                                                    -      (40,200)    (64,500)

Net cash provided by (used in) financing activities         575,672      (22,539)   (668,719)

Net increase (decrease) in cash and cash equivalents        (83,255)      86,069     (17,300)
Cash and cash equivalents beginning of year                 140,128       54,059      71,359

Cash and cash equivalents end of year                       $56,873     $140,128     $54,059


Supplemental disclosures including non-cash transactions:
Cash received for income taxes                               $6,854       $2,416     $26,606
Certificate maturities and surrenders through loan
 reductions                                                  10,673       11,454      13,656

See notes to financial statements.

PAGE 59
Notes to Financial Statements ($ in thousands unless indicated otherwise)


1. Nature of business and summary of significant accounting policies

Nature of business

IDS Certificate Company (IDSC) is a wholly owned subsidiary of American Express Financial Corporation (Parent), which is a wholly owned subsidiary of American Express Company. IDSC is registered as an investment company under the Investment Company Act of 1940 ("the 1940 Act") and is in the business of issuing face-amount investment certificates. The certificates issued by IDSC are not insured by any government agency. IDSC's certificates are sold primarily by American Express Financial Advisors Inc.'s (an affiliate) field force operating in 50 states, the District of Columbia and Puerto Rico. IDSC's Parent acts as investment advisor for IDSC.

IDSC currently offers eight types of certificates with specified maturities ranging from four to twenty years. Within their specified maturity, most certificates have interest rate terms of one to thirty-six months. In addition, one type of certificate has interest tied, in whole or in part, to any upward movement in a broad-based stock market index. Except for two types of certificates, all of the certificates are available as qualified investments for Individual Retirement Accounts or 401(k) plans and other qualified retirement plans.

IDSC's gross income is derived primarily from interest and dividends generated by its investments. IDSC's net income is determined by deducting from such gross income its provision for certificate reserves, and other expenses, including taxes, the fee paid to Parent for investment advisory and other services, and the distribution fees paid to American Express Financial Advisors Inc.

Described below are certain accounting policies that are important to an understanding of the accompanying financial statements.

Basis of financial statement presentation

The accompanying financial statements are presented in accordance with generally accepted accounting principles. IDSC uses the equity method of accounting for its wholly owned unconsolidated subsidiary, which is the method prescribed by the Securities and Exchange Commission (SEC) for issuers of face-amount certificates. Certain amounts from prior years have been reclassified to conform to the current year presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of income and expenses during the year then ended. Actual results could differ from those estimates.

PAGE 60
Fair values of financial instruments

The fair values of financial instruments disclosed in the notes to financial statements are estimates based upon current market conditions and perceived risks, and require varying degrees of management judgment.

Preferred stock dividend income

IDSC recognizes dividend income from cumulative redeemable preferred stocks with fixed maturity amounts on an accrual basis similar to that used for recognizing interest income on debt securities.

Securities

Cash equivalents are carried at amortized cost, which approximates fair value. IDSC has defined cash and cash equivalents as cash in banks and highly liquid investments with a maturity of three months or less at acquisition and are not interest rate sensitive.

Debt securities that IDSC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities IDSC does not have the positive intent to hold to maturity, as well as all marketable equity securities, are classified as available for sale and carried at fair value. Unrealized holding gains and losses on securities classified as available for sale are carried, net of deferred income taxes, as a separate component of stockholder's equity.

The basis for determining cost in computing realized gains and losses on securities is specific identification. When there is a decline in value that is other than temporary, the securities are carried at estimated realizable value with the amount of adjustment included in income.

First mortgage loans on real estate

Mortgage loans are carried at amortized cost, less reserves for losses, which is the basis for determining any realized gains or losses.

Certificates

Investment certificates may be purchased either with a lump-sum payment or by installment payments. Certificate holders are entitled to receive at maturity a definite sum of money. Payments from certificate holders are credited to investment certificate reserves. Investment certificate reserves accumulate at specified percentage rates. Reserves also are maintained for advance payments made by certificate holders, accrued interest thereon, and for additional credits and accrued interest thereon. On certificates allowing for the deduction of a surrender charge, the cash surrender values may be less than accumulated investment certificate reserves prior to maturity dates. Cash surrender values on certificates allowing for no surrender charge are equal PAGE 61 to certificate reserves. The payment distribution, reserve accumulation rates, cash surrender values, reserve values and other matters are governed by the 1940 Act.

Deferred distribution fee expense

On certain series of certificates, distribution fees are deferred and amortized over the estimated lives of the related certificates, which is approximately 10 years. Upon surrender, unamortized deferred distribution fees are charged against income.

Federal income taxes

IDSC's taxable income or loss is included in the consolidated federal income tax return of American Express Company. IDSC provides for income taxes on a separate return basis, except that, under an agreement between Parent and American Express Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Parent and its subsidiaries that Parent will reimburse a subsidiary for any tax benefits recorded.

2.  Deposit of assets and maintenance of qualified assets

A) Under the provisions of its certificates and the 1940 Act, IDSC was required to have qualified assets (as that term is defined in Section 28(b) of the 1940 Act) in the amount of $3,619,188 and $2,895,226 at Dec. 31, 1995 and 1994, respectively. IDSC had qualified assets of $3,838,482 at Dec. 31, 1995 and $3,040,416 at
Dec. 31, 1994, excluding net unrealized appreciation on available-for-sale securities of $45,265 at Dec. 31, 1995 and net unrealized depreciation of $35,627 at Dec. 31, 1994.

Qualified assets are valued in accordance with such provisions of Minnesota Statutes as are applicable to investments of life insurance companies. Qualified assets for which no provision for valuation is made in such statutes are valued in accordance with rules, regulations or orders prescribed by the SEC. These values are the same as financial statement carrying values, except for debt securities classified as available for sale and all marketable equity securities, which are carried at fair value in the financial statements but are valued at amortized cost for qualified asset and deposit maintenance purposes.

B) Pursuant to provisions of the certificates, the 1940 Act, the central depositary agreement and to requirements of various states, qualified assets of IDSC were deposited as follows:

PAGE 62

                                                 Dec. 31, 1995

                                                    Required
                                       Deposits     deposits       Excess
Deposits to meet certificate
liability requirements:
States                                     $414         $384          $30
Central Depositary                    3,678,295    3,548,334      129,961

Total                                $3,678,709   $3,548,718     $129,991


                                                 Dec. 31, 1994

                                                    Required
                                       Deposits     deposits       Excess
Deposits to meet certificate
liability requirements:
States                                     $417         $388          $29
Central Depositary                    2,939,538    2,817,716      121,822

Total                                $2,939,955   $2,818,104     $121,851

The assets on deposit at Dec. 31, 1995 and 1994 consisted of securities having a deposit value of $3,435,074 and $2,659,676, respectively; mortgage loans of $229,554 and $252,263, respectively; and other assets of $14,081 and $28,016, respectively. Mortgage loans on deposit include an affiliated mortgage loan.

American Express Trust Company is the central depositary for IDSC.
See note 7C.

3.  Investments in securities

A) Fair values of investments in securities represent market prices and estimated fair values when quoted prices are not available. Estimated fair values are determined by IDSC using established procedures, involving review of market indexes, price levels of current offerings and comparable issues, price estimates and market data from independent brokers and financial files. The procedures are reviewed annually. IDSC's vice president - investments reports to the board of directors on an annual basis regarding such pricing sources and procedures to provide assurance that fair value is being achieved.

The following is a summary of securities held to maturity and securities available for sale at Dec. 31, 1995 and Dec. 31, 1994.

PAGE 63

                                                                 Dec. 31, 1995
                                                                           Gross       Gross
                                              Amortized        Fair      unrealized  unrealized
                                                cost           value       gains       losses
HELD TO MATURITY
U.S. Government and agencies obligations           $415          $427           $12          $-
Mortgage-backed securities                       54,477        55,708         1,234           3
Corporate debt securities                       333,861       348,860        15,029          30
Stated maturity preferred stock                 614,152       643,436        30,072         788

                                             $1,002,905    $1,048,431       $46,347        $821
AVAILABLE FOR SALE
Mortgage-backed securities                   $1,321,051    $1,340,956       $21,349      $1,444
State and municipal obligations                 101,399       105,680         4,281           -
Corporate debt securities                       918,792       939,878        22,638       1,552
Stated maturity preferred stock                  21,229        21,365           192          56
Common stock                                        755           612             -         143

                                             $2,363,226    $2,408,491       $48,460      $3,195

                                                                 Dec. 31, 1994
                                                                           Gross       Gross
                                              Amortized        Fair      unrealized  unrealized
                                                 cost         value        gains       losses
HELD TO MATURITY
U.S. Government and agencies obligations           $417          $417            $1          $1
Mortgage-backed securities                       65,101        66,329         1,251          23
State and municipal obligations                 145,205       150,856         5,659           8
Corporate debt securities                       405,716       408,087         5,683       3,312
Foreign government bonds and obligations         10,048        10,065            17           -
Stated maturity preferred stock                 619,306       616,655        10,201      12,852

                                             $1,245,793    $1,252,409       $22,812     $16,196
AVAILABLE FOR SALE
Mortgage-backed securities                     $745,513      $724,276        $1,079     $22,316
Corporate debt securities                       487,799       473,865           460      14,394
Stated maturity preferred stock                  28,234        27,894            50         390
Common stock                                        755           639             -         116

                                             $1,262,301    $1,226,674        $1,589     $37,216

The amortized cost and fair value of securities held to maturity and available for sale, by contractual maturity, at Dec. 31, 1995, are shown below. Cash flows will differ from contractual maturities because issuers may have the right to call or prepay obligations.

                                                               Amortized        Fair
                                                                  cost          value
HELD TO MATURITY
Due within 1 year                                                $94,577       $95,440
Due after 1 through 5 years                                      388,529       407,994
Due after 5 years through 10 years                               269,579       283,685
Due after 10 years                                               195,743       205,604
                                                                 948,428       992,723
Mortgage-backed securities                                        54,477        55,708

                                                              $1,002,905    $1,048,431
AVAILABLE FOR SALE
Due within 1 year                                               $146,731      $148,072
Due after 1 through 5 years                                      746,470       765,480
Due after 5 years through 10 years                                38,433        41,945
Due after 10 years                                               109,786       111,426
                                                               1,041,420     1,066,923
Mortgage-backed securities                                     1,321,051     1,340,956
Common stock                                                         755           612

                                                              $2,363,226    $2,408,491
/TABLE

PAGE 64
During the years ended Dec. 31, 1995 and 1994, there were no securities classified as trading securities.

The proceeds from sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales during the years ended Dec. 31, 1995 and 1994, were as follows:

                                                                    1995          1994
Proceeds                                                         $83,970      $265,008
Gross realized gains                                                  36           363
Gross realized losses                                              1,854        10,140

Sales of held-to-maturity securities, due to significant credit deterioration, during the years ended Dec. 31, 1995 and 1994, were as follows:

                                                                    1995          1994
Amortized cost                                                   $22,782        $3,158
Gross realized gains                                                   2             5
Gross realized losses                                                479             -

During the year ended Dec. 31, 1995, securities with an amortized cost and fair value of $111,967 and $116,882, respectively, were reclassified from held to maturity to available for sale. The reclassification was made on Dec. 4, 1995, as a result of IDSC adopting the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities."

B) Investments in securities with fixed maturities comprised 90% and 84% of IDSC's total invested assets at Dec. 31, 1995 and 1994, respectively. Securities are rated by Moody's and Standard & Poors (S&P), or by Parent's internal analysts, using criteria similar to Moody's and S&P, when a public rating does not exist. A summary of investments in securities with fixed maturities by rating of investment is as follows:

Rating                                                              1995          1994
Aaa/AAA                                                              44%           36%
Aa/AA                                                                 2             5
Aa/A                                                                  2             3
A/A                                                                  23            25
A/BBB                                                                 6             3
Baa/BBB                                                              20            24
Below investment grade                                                3             4

                                                                    100%          100%

Of the securities rated Aaa/AAA, 92% at Dec. 31, 1995 and 88% at
Dec. 31, 1994 are U.S. Government Agency mortgage-backed securities that are not rated by a public rating agency. Approximately 11% at Dec. 31, 1995 and 17% at Dec. 31, 1994 of other securities with fixed maturities are rated by Parent's internal analysts. At Dec. PAGE 65
31, 1995 and 1994 no one issuer, other than U.S. Government Agency mortgage-backed securities, is greater than 1% of IDSC's total investment in securities with fixed maturities.

C) IDSC reserves freedom of action with respect to its acquisition of restricted securities that offer advantageous and desirable investment opportunities. In a private negotiation, IDSC may purchase for its portfolio all or part of an issue of restricted securities. Since IDSC would intend to purchase such securities for investment and not for distribution, it would not be acting as a distributor if such securities are resold by IDSC at a later date.

The fair values of restricted securities are determined by the board of directors using the procedures and factors described in paragraph A of note 3.

In the event IDSC were to be deemed to be a distributor of the restricted securities, it is possible that IDSC would be required to bear the costs of registering those securities under the Securities Act of 1933, although in most cases such costs would be borne by the issuer of the restricted securities.

4.  Investments in first mortgage loans on real estate

As of Jan. 1, 1995, IDSC adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS No. 118). The adoption of the new rules did not have a material impact on IDSC's results of operations or financial condition.

SFAS No. 114 applies to all loans except for smaller-balance homogeneous loans that are collectively evaluated for impairment.
Impairment is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in a reserve for loss on mortgage loans.

Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan until it has been recovered.

The reserve for loss on mortgage loans is maintained at a level that management believes is appropriate to absorb estimated credit losses in the mortgage loan portfolio. The level of the reserve account is determined based on several factors, including historical experience, expected future principal and interest payments, estimated collateral values, and current and anticipated economic and political conditions. Management regularly evaluates the adequacy of the reserve for loss on mortgage loans.

At Dec. 31, 1995, IDSC's recorded investment in impaired mortgage loans was $1,004 and the reserve for loss on that amount was $611.

PAGE 66
During 1995, the average recorded investment in impaired mortgage loans was $1,052.

IDSC recognized $53 of interest income related to impaired mortgage loans for the year ended Dec. 31, 1995.

There were no changes in the reserve for loss on mortgage loans of $611 during the year ended Dec. 31, 1995.

At Dec. 31, 1995 and 1994, approximately 6% and 9%, respectively, of IDSC's invested assets were first mortgage loans on real estate.

A summary of first mortgage loans by region and by type of real estate is as follows:

Region                                                              1995          1994
East North Central                                                   22%           25%
South Atlantic                                                       22            24
West North Central                                                   19            18
Middle Atlantic                                                       17           16
Mountain                                                              9             6
West South Central                                                    5             5
Pacific                                                               3             3
New England                                                           3             3
                                                                    100%          100%

Property Type                                                       1995          1994

Apartments                                                           39%           41%
Retail/shopping centers                                              32            30
Industrial buildings                                                 12            12
Office buildings                                                      8             8
Retirement homes                                                      1             1
Other                                                                 8             8

                                                                    100%          100%

The carrying amounts and fair values of first mortgage loans on real estate are as follows at Dec. 31. The fair values are estimated using discounted cash flow analysis, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.


                                                    Dec. 31, 1995            Dec. 31, 1994

                                               Carrying        Fair        Carrying      Fair
                                                amount         value        amount       value
Commercial                                     $234,005      $248,860      $254,531    $246,874
Residential                                           -             -            48          43
                                                234,005       248,860       254,579     246,917
Reserve for losses                                 (611)            -          (611)          -

Net first mortgage loans on real estate        $233,394      $248,860      $253,968    $246,917

At Dec. 31, 1995 and 1994, there were no commitments for fundings of first mortgage loans. If there were any commitments, IDSC employs policies and procedures to ensure the creditworthiness of the borrowers and that funds will be available on the funding date. IDSC's first mortgage loan fundings are restricted to 75% or less of the market value of the real estate at the time of the loan funding.

PAGE 67
5.  Certificate reserves

Reserves maintained on outstanding certificates have been computed in accordance with the provisions of the certificates and Section
28 of the 1940 Act. The average rates of accumulation on certificate reserves at Dec. 31, 1995 and 1994 were:

                                                                 1995

                                                               Average      Average
                                                Reserve         gross      additional
                                                balance      accumulation    credit
                                               at Dec. 31        rate         rate
Installment certificates:
Reserves to mature:
  With guaranteed rates                           $40,232           3.50%       1.35%
  Without guaranteed rates (A)                    290,183              -        3.23
Additional credits and accrued interest            21,555           3.13           -
Advance payments and accrued interest (C)           1,394           3.13        1.72
Other                                                  55              -           -
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                           210,365           3.24        1.85
  Without guaranteed rates (A) and (D)          2,916,936              -        5.70
Additional credits and accrued interest           147,468           3.26           -
Due to unlocated certificate holders                  386              -           -

                                               $3,628,574

                                                                 1994

                                                               Average      Average
                                                Reserve         gross      additional
                                                balance      accumulation    credit
                                               at Dec. 31        rate         rate

Installment certificates:
Reserves to mature:
  With guaranteed rates                           $49,278           3.49%       1.51%
  Without guaranteed rates (A)                    286,434              -        2.97
Additional credits and accrued interest            19,698           3.11           -
Advance payments and accrued interest               1,634           3.08        1.92
Other                                                  56              -           -
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                           234,822           3.25        1.09
  Without guaranteed rates (A) and (D)          2,154,376              -        4.81
Additional credits and accrued interest           140,766           3.35           -
Due to unlocated certificate holders                 341               -           -

                                               $2,887,405

A)  There is no minimum rate of accrual on these reserves.
Interest is declared periodically, quarterly or annually, in accordance with the terms of the separate series of certificates.

B) On certain series of single payment certificates, additional interest is predeclared for periods greater than one year. At Dec. 31, 1995, $18,878 of retained earnings had been appropriated for the predeclared additional interest, which represents the difference between certificate reserves on these series, calculated on a statutory basis, and the reserves maintained per books.

C) Certain series of installment certificates guarantee accrual of interest on advance payments at an average of 3.13%. IDSC has increased the rate of accrual to 4.85% through April 30, 1997. An appropriation of retained earnings amounting to $50 has been made, which represents the estimated additional accrual that will result from the increase granted by IDSC.
PAGE 68
D) IDS Stock Market Certificate enables the certificate holder to participate in any relative rise in a major stock market index without risking loss of principal. Generally the certificate has a term of 12 months and may continue for up to 14 successive terms. The reserve balance at Dec. 31, 1995 and 1994 was $211,093 and $263,494, respectively.

E) The carrying amounts and fair values of certificate reserves consisted of the following at Dec. 31, 1995 and 1994. Fair values of certificate reserves with interest rate terms of one year or less approximated the carrying values less any applicable surrender charges.

The fair values for other certificate reserves are determined by a discounted cash flow analysis using interest rates currently offered for certificates with similar remaining terms, less any applicable surrender charges.

                                                          1995                      1994

                                              Carrying         Fair       Carrying      Fair
                                               amount         value        amount       value
Reserves with terms of one year or less      $2,900,947    $2,899,542    $2,425,880  $2,415,970
Other                                           727,627       765,110       461,525     461,060

Total certificate reserves                    3,628,574     3,664,652     2,887,405   2,877,030
Unapplied certificate transactions                1,545         1,545         2,671       2,671
Certificate loans and accrued interest          (51,707)      (51,707)      (58,840)    (58,840)

Total                                        $3,578,412    $3,614,490    $2,831,236  $2,820,861

6.  Dividend restriction

Certain series of installment certificates outstanding provide that cash dividends may be paid by IDSC only in calendar years for which additional credits of at least one-half of 1% on such series of certificates have been authorized by IDSC. This restriction has been removed for 1996 and 1997 by action of IDSC on additional credits in excess of this requirement.

7. Fees paid to Parent and affiliated companies ($ not in thousands)

A) The basis of computing fees paid or payable to Parent for investment advisory and services is:

The investment advisory and services agreement with Parent provides for a graduated scale of fees equal on an annual basis to 0.75% on the first $250 million of total book value of assets of IDSC, 0.65% on the next $250 million, 0.55% on the next $250 million, 0.50% on the next $250 million and 0.45% on the amount in excess of $1 billion. The fee is payable monthly in an amount equal to one-twelfth of each of the percentages set forth above. Excluded from assets for purposes of this computation are first mortgage loans, real estate and any other asset on which IDSC pays a service fee.

B) The basis of computing fees paid or payable to American Express Financial Advisors Inc. (an affiliate) for distribution services is:
PAGE 69
Fees payable to American Express Financial Advisors Inc. on sales of IDSC's certificates are based upon terms of agreements giving American Express Financial Advisors Inc. the exclusive right to distribute the certificates covered under the agreements. The agreements provide for payment of fees over a period of time. The aggregate fees payable under the agreements per $1,000 face amount of installment certificates and $1,000 purchase price of single payments, and a summary of the periods over which the fees are payable, shown by series are:

                                                                                     Number of
                                                                                    certificate
                                                                                     years over
                                                        Aggregate fees payable         which
                                                                                     subsequent
                                                                First    Subsequent years' fees
                                                  Total          year       years   are payable
Installment certificates(a)                      $30.00        $ 6.00      $24.00        4
Single-payment certificates                       60.00         60.00           -        -
Future Value certificates                         50.00         50.00           -        -

Fees on Cash Reserve and Flexible Savings (formerly Variable Term) certificates are paid at a rate of 0.25% of the purchase price at the time of issuance and 0.25% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Fees on the Investors Certificate are paid at an annualized rate of 1% of the reserves maintained for the certificates. Fees are paid at the end of each term on certificates with a one, two or three-month term. Fees are paid each quarter from date of issuance on certificates with a six, 12, 24 or 36-month term.

Fees on the Stock Market Certificate are paid at a rate of 1.25% of the purchase price on the first day of the certificate's term and 1.25% of the reserves maintained for these certificates at the beginning of each subsequent term.

(a) At the end of the sixth through the 10th year, an additional fee is payable of 0.5% of the daily average balance of the certificate reserve maintained during the sixth through the 10th year, respectively.

C) The basis of computing depositary fees paid or payable to American Express Trust Company (an affiliate) is:

Maintenance charge per account               5 cents per $1,000 of assets on deposit

Transaction charge                           $20 per transaction

Security loan activity:
  Depositary Trust Company
    receive/deliver                          $20 per transaction
  Physical receive/deliver                   $25 per transaction
  Exchange collateral                        $15 per transaction

A transaction consists of the receipt or withdrawal of securities and commercial paper and/or a change in the security position. The charges are payable quarterly except for maintenance, which is an annual fee.
PAGE 70
D) The basis for computing fees paid or payable to American Express Bank Ltd. (an affiliate) for the distribution of the IDS Special Deposits certificate on an annualized basis is:

1.25% of the reserves maintained for the certificates on an amount from $100,000 to $249,000, 0.80% on an amount from $250,000 to
$499,000, 0.65% on an amount from $500,000 to $999,000 and
0.50% on an amount $1,000,000 or more. Fees are paid at the end of each term on certificates with a one, two or three-month term.
Fees are paid at the end of each quarter from date of issuance on certificates with a six, 12, 24 or 36-month term.

8.  Income taxes

Income tax expense (benefit) as shown in the statement of operations for the three years ended Dec. 31, consists of:

                                                     1995            1994        1993
Federal:
  Current                                         ($6,285)        ($8,743)   ($19,777)
  Deferred                                         (2,652)          3,933      11,446
                                                   (8,937)         (4,810)     (8,331)
State                                                 (43)            100         349

                                                  ($8,980)        ($4,710)    ($7,982)

Income tax expense (benefit) differs from that computed by using the U.S. Statutory rate of 35%. The principal causes of the difference in each year are shown below:

                                                     1995            1994        1993
Federal tax expense at U.S. statutory rate         $6,307         $12,642     $13,178
Tax-exempt interest                                (3,339)         (4,205)     (4,929)
Dividend exclusion                                (12,166)        (13,862)    (17,326)
Change in statutory rates                               -               -        (406)
Other, net                                            261             615       1,152

Federal tax benefit                               ($8,937)        ($4,810)    ($8,331)

Deferred income taxes result from the net tax effects of temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. Principal components of IDSC's deferred tax assets and liabilities as of Dec. 31, are as follows.

                                                     1995            1994
Deferred tax assets:
Certificate reserves                              $10,312          $4,315
Investment unrealized losses                            -          12,470
Investments                                           348           1,390
Investment reserves                                   843           1,120
Purchased/written call options                          -             283

Total deferred tax assets                         $11,503         $19,578


PAGE 71
                                                    1995            1994
Deferred tax liabilities:

Investment unrealized gains                       $15,843              $-
Deferred distribution fees                          9,900           9,500
Dividends receivable                                  892           1,000
Return of capital dividends                           305             508
Purchased/written call options                      1,623               -
Other, net                                            229             198

Total deferred tax liabilities                     28,792          11,206

Net deferred tax assets (liabilities)            ($17,289)         $8,372

9.  Derivative financial instruments

IDSC enters into transactions involving derivative financial instruments as an end user (nontrading). IDSC uses these instruments to manage its exposure to interest rate risk, including hedging specific transactions. IDSC manages risks associated with these instruments as described below.

Market risk is the possibility that the value of the derivative financial instrument will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or a major market index. IDSC is not impacted by market risk related to derivatives held because derivatives are largely used to manage risk and, therefore, the cash flows and income effects of the derivatives are inverse to the effects of the underlying hedged transactions.

Credit exposure is the possibility that the counterparty will not fulfill the terms of the contract. IDSC monitors credit exposure related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, reviewing credit ratings and requiring collateral where appropriate. The majority of IDSC's counterparties to the interest rate caps are rated A or better by nationally recognized rating agencies. The counterparties to the call options are five major broker/dealers.

The notional or contract amount of a derivative financial instrument is generally used to calculate the cash flows that are received or paid over the life of the agreement. Notional amounts do not represent market risk or credit exposure and are not recorded on the balance sheet.

Credit exposure related to derivative financial instruments is measured by the replacement cost of those contracts at the balance sheet date. The replacement cost represents the fair value of the instrument, and is determined by market values, dealer quotes or pricing models.


IDSC's holdings of derivative financial instruments were as follows at Dec. 31, 1995 and 1994.

PAGE 72

                                                                      1995

                                              Notional                                  Total
                                            or contract      Carrying         Fair      credit
                                               amount          value          value    exposure
Assets:
  Interest rate caps                           $970,000        $3,362        $2,128      $2,128
  Purchased call options                        152,406        27,138        24,161      24,161
  Total                                      $1,122,406       $30,500       $26,289     $26,289

Liabilities:
  Written call options                         $157,951        $9,333       $10,394          $-

                                                                      1994

                                              Notional                                  Total
                                            or contract      Carrying         Fair      credit
                                               amount          value          value    exposure

Assets:
  Interest rate caps                         $1,020,000       $14,946       $24,727     $24,727
  Purchased call options                        191,496         7,770         8,886       8,886
  Total                                      $1,211,496       $22,716       $33,613     $33,613

Liabilities:
  Written call options                         $189,443        $2,070        $1,779          $-

The fair values of derivative financial instruments are based on market values, dealer quotes or pricing models. The interest rate caps expire on various dates from 1996 to 1997. The options expire in 1996.

Interest rate caps and options are used to manage IDSC's exposure to rising interest rates. These instruments are used primarily to protect the margin between the interest rate earned on investments and the interest rate accrued to related investment certificate holders.

The interest rate caps are quarterly reset caps and IDSC earns interest on the notional amount to the extent the London Interbank Offering Rate exceeds the reference rates specified in the cap agreements. These reference rates range from 4% to 9%. The cost of these caps of $3,362 at Dec. 31, 1995 is being amortized over the terms of the agreements on a straight line basis and is included in other qualified assets. The amortization, net of any interest earned, is included in investment expenses.

IDSC offers a series of certificates which pay interest based upon the relative change in a major stock market index between the beginning and end of the certificates' term. The certificate holders have the option of participating in the full amount of increase in the index during the term (subject to a specified maximum) or a lesser percentage of the increase plus a guaranteed minimum rate of interest. As a means of hedging its obligations under the provisions of these certificates, IDSC purchases and writes call options on the major market index. The options are cash settlement options, that is, there is no underlying security to deliver at the time the contract is closed out.

PAGE 73
The option contracts are less than one year in term. The premiums paid or received on these index options are reported in other qualified assets or other liabilities, as appropriate, and are amortized into investment expenses over the life of the option.
The intrinsic value of these index options is also reported in other qualified assets or other liabilities, as appropriate. The unrealized gains and losses related to the changes in the intrinsic value of these options are recognized currently in provision for certificate reserves.

Following is a summary of open option contracts at Dec. 31, 1995 and 1994.

                                                              1995

                                               Face         Average      Index at
                                              amount     strike price  Dec. 31,1995
Purchased call options                      $152,406          539            616
Written call options                         157,951          601            616

                                                              1994

                                               Face         Average      Index at
                                              amount     strike price  Dec. 31,1995

Purchased call options                      $191,496          460            459
Written call options                         189,443          506            459

10.  Fair values of financial instruments


IDSC is required to disclose fair value information for most on- and off-balance sheet financial instruments for which it is practical to estimate that value. The carrying value of certain financial instruments such as trade receivables and payables approximates the fair value. Non-financial instruments, such as deferred distribution fees, are excluded from required disclosure. IDSC's off-balance sheet intangible assets, such as IDSC's name and future earnings of the core business are also excluded. IDSC's management believes the value of these excluded assets is significant. The fair value of IDSC, therefore, cannot be estimated by aggregating the amounts presented.

A summary of fair values of financial instruments as of Dec. 31, is as follows:

                                                          1995                      1994

                                               Carrying         Fair       Carrying       Fair
                                                value          value         value       value
Financial assets
  Cash equivalents (note 1)                     $68,943       $68,943      $152,912    $152,912
  Investment securities (note 3)              3,411,396     3,456,922     2,472,467   2,479,083
  First mortgage loans on real estate (note 4)  233,394       248,860       253,968     246,917
  Derivative financial instruments (note 9)      30,500        26,289        22,716      33,613
Financial liabilities
  Certificate reserves (note 5)               3,578,412     3,614,490     2,831,236   2,820,861
  Derivative financial instruments (note 9)       9,333        10,394         2,070       1,779

PAGE 74
             PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS
Item
Number

Item 13.  Other Expenses of Issuance and Distribution.

              The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14.  Indemnification of Directors and Officers.

              The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

              The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15.  Recent Sales of Unregistered Securities.

(a)     Securities Sold

Period of sale         Title of securities           Amount sold
1993                   IDS Special Deposits          $ 8,367,601.13
1994                   IDS Special Deposits           18,013,424.38
1995                   IDS Special Deposits           56,855,953.00
1996 through June 30*  IDS Special Deposits**          6,100,871.38

*Most recent practicable date through which to provide information. **Renamed American Express Special Deposits in April, 1996.

(b)     Underwriters and other purchasers

American Express Special Deposits are marketed by American Express Bank Ltd. (AEB), an affiliate of IDS Certificate Company, to private banking clients of AEB in the United Kingdom and Hong Kong.

(c)     Consideration

All American Express Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $153,318.21 in 1993, $88,686.14 in 1994, and $172,633.41 in 1995, and $159,068.37
in 1996 through June 30.
PAGE 75
(d)     Exemption from registration claimed

American Express Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom and Hong Kong to persons who are not U.S.
persons, as defined in Regulation S.

Item 16.  Exhibits and Financial Statement Schedules.

       (a)  The following exhibits to this Initial Registration
              Statement are incorporated herein by reference or attached hereto:

              1.     (a)    Copy of Distribution Agreement dated November
                            18, 1988, between Registrant and IDS Financial
                            Services Inc., filed electronically as Exhibit
                            1(a) to the Registration Statement No. 33-26844 for the American Express International
                            Investment Certificate (now called the American
                            Express Investors Certificate), is incorporated herein by reference.

              2.   Not Applicable.

              3.     (a)    Certificate of Incorporation, dated December
                            31, 1977, filed electronically as Exhibit 3(a) to Post-Effective Amendment No. 2 to
                            Registration Statement No. 2-95577, is
                            incorporated herein by reference.

                     (b)  Certificate of Amendment, dated February 29,
                            l984, filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

                     (c) By-Laws, are filed electronically as Exhibit 3(c) to Post-Effective Amendment No. 1 to Registration Statement No. 333-9611.

          4.   Not Applicable.

          5.         An Opinion and Consent of counsel filed
                     electronically as Exhibit 5 to Post-Effective Amendment No. 1 to Registration Statement No. 333-9611 is incorporated herein by reference.

          8. through 9. -- None.

          10. (a) Investment Advisory and Services Agreement between Registrant and IDS/American Express Inc., dated January 12, 1984, filed electronically as Exhibit 10(a) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

PAGE 76
              PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  (a)  Continued

                     (b) Depository and Custodial Agreement, between Registrant and IDS Trust Company dated September 30, 1985, filed electronically as
                            Exhibit 10(b) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

                     (c) Foreign Deposit Agreement dated November 21, 1990, between Registrant and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

                     (d) Copy of Distribution Agreement dated March 29, 1996 between Registrant and American Express Service Corporation filed electronically as
                            Exhibit 1(b) to Post-Effective Amendment No. 17 to Registration Statement No. 2-95577, is incorporated herein by reference.

                     (e) Selling Agent Agreement dated June 1, 1990, between American Express Bank International and IDS Financial Services Inc. for the IDS Investors and IDS Stock Market Certificates, filed electronically as Exhibit 1(c) to the Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

                     (f) Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

                     (g) Amendment to the Selling Agent Agreement dated December 12, 1994 between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

PAGE 77
              PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  (a)  Continued


                     (h) Selling Agent Agreement dated December 12, 1994 between IDS Financial Services Inc. and Coutts & Co. (USA) International filed electronically as Exhibit 1(e) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

                     (i) Consulting Agreement dated December 12, 1994 between IDS Financial Services Inc. and Coutts & Co. (USA) filed electronically as Exhibit 1(f) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

              11. through 22. -- None.

                     23. Consent of Independent Auditor's is filed electonically herewith as Exhibit 23.

                     24.    (a)    Officers' Power of Attorney, dated May 17,
                                   1994 filed electronically as Exhibit 25(a) to Post-Effective Amendment No. 13 to
                                   Registration Statement No. 2-95577, is
                                   incorporated herein by reference.

                            (b)    Directors' Power of Attorney, dated
                                   February 29, 1996 filed electronically as
                                   Exhibit 25(b) to Post-Effective Amendment
                                   No. 17 to Registration Statement No. 2-
                                   95577, is incorporated herein by
                                   reference.

              25. through 27.             None.

(b) The financial statement schedules for IDS Certificate Company filed electronically as Exhibit 16(b) in Post-Effective
       Amendment No. 37 to Registration Statement No. 2-55252 for
       Series D-1 Investment Certificate, are incorporated by reference herewith.

Item 17.  Undertakings.

              Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc., (formerly IDS Financial Services Inc.) as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for
PAGE 78
Item 17.  Undertakings.(cont'd)

              sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of American Express Financial Advisors Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to Indemnification of Officers and Directors as permitted by applicable law.

PAGE 79
                               SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 26th day of September 1996.

                                         IDS CERTIFICATE COMPANY

                                   By /s/ Stuart A. Sedlacek*
                                          Stuart A. Sedlacek, President

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities on 26th day of September, 1996.


Signature                                    Capacity

/s/ Stuart A. Sedlacek* **                   President and Director
    Stuart A. Sedlacek                       (Principal Executive Officer)


/s/ Morris Goodwin*                          Vice President and Treasurer
    Morris Goodwin                           (Principal Financial Officer)


/s/ Jay C. Hatlestad*                        Vice President and Controller
    Jay C. Hatlestad                         (Principal Accounting Officer)


/s/ David R. Hubers**                        Director
    David R. Hubers


/s/ Charles W. Johnson**                     Director
    Charles W. Johnson


/s/ Richard W. Kling**                       Chairman of the Board of Directors
    Richard W. Kling                         and Director


/s/ Edward Landes**                          Director
    Edward Landes


/s/ John V. Luck**                           Director
    John V. Luck


Signatures continued on next page.

PAGE 80
Signatures continued from previous page.



Signature                                    Capacity

/s/ James A. Mitchell**                      Director
    James A. Mitchell


/s/ Harrison Randolph**                      Director
    Harrison Randolph


/s/ Gordon H. Ritz**                         Director
    Gordon H. Ritz

*Signed pursuant to Officers' Power of Attorney dated May 17, 1994 filed electronically as Exhibit 25(a) to Post-Effective Amendment
No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.


______________________.
Bruce A. Kohn


**Signed pursuant to Directors' Power of Attorney dated February
29, 1996 filed electronically as Exhibit 25(b) to Post-Effective
Amendment No. 17 to Registration Statement No. 2-95577, is incorporated herein by reference.


_________________________.
Bruce A. Kohn

PAGE 81
CONTENTS OF THIS PRE-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION
STATEMENT NO. 333-9611

Cover Page

Prospectus

Part II Information

Signatures